As filed with the Securities and Exchange Commission on February 4, 2000

                                                  Registration No. 33-
                                                                       --------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          BIORELEASE TECHNOLOGIES, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                             2834                 02-0449012
----------------------------        --------------------         -------------
(State or other jurisdiction        (Standard industrial         (IRS Employer
 of incorporation)                  classification code)          I. D. Number)


                                                        R. Bruce Reeves
                                                  Biorelease Technologies, Inc.
340 Granite Street Suite 200                      340 Granite Street  Suite 200
Manchester, NH  03102                                 Manchester, NH  03102
       (603) 641-8443                                     (603) 641-8443
----------------------------                      -----------------------------
( address including zip code                      (name, address including zip
and telephone number including                    code and telephone number
area code of registrant's principal               including area code of agent
service)                                          for executive offices)

                                   Copies to:
                               John B. Lowy, Esq.
                               JOHN B. LOWY, P.C.
                          645 Fifth Avenue, 4th Floor
                            New York, New York 10022
                                 (212-371-7799)
                                 --------------
                            (Counsel for Registrant)

xx Approximate date of commencement of proposed stock dividend distribution: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ( )

                                                  TOTAL NO. OF PAGES:__________
                                                  EXHIBIT INDEX PAGE NO.:______

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                    ----------------------------------------

                         CALCULATION OF REGISTRATION FEE

                            Proposed
Title of                    Maximum          Proposed          Amount of
Each Class                  Amount           Offering           Maximum         Regis-
of Securities               Being            Price Per         Aggregate        tration
Being Registered            Registered       Share(1)       Offering Price        Fee
---------------------------------------------------------------------------------------
Registered shares of
Common Stock                4,582,122        $0.004             $18,328           $4.84


(1)  Estimated for purposes of computing the  registration  fee pursuant to Rule
     457. Directors have assumed the value equals book value less estimated offering costs divided by total shares outstanding.



                          BIORELEASE TECHNOLOGIES, INC.
                              CROSS REFERENCE SHEET

                  Cross Reference Sheet Pursuant to Rule 501(b)
                     of Regulation S-K Between Registration
              Statement on Form S-1 and the Registration Statement


        Form S-1 Item No.                       Regulation S-K           Location in
            and Caption                            Item No.              Registration Statement

1.      Forepart of the Regis-
        tration Statement and
        Outside Front Cover

        Page of Registration Statement              501(a)               Cover of registra-
                                                                         tion statement
                                                       (b)               This sheet
                                                       (c)               Outside Front Cover
2.      Inside Front and
        Outside Back Cover

        Pages of Registration Statement             502(a)               Available Information
                                                       (b)               Description  of
                                                                           Common Stock


                       Where You Can Find More Information

Biorelease Corp. (Biorelease) files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These reports make reference to the business of Biorelease Technologies, Inc. (The Company). You may read and copy any reports, statements or other information filed by Biorelease at the Commission's public reference rooms in Washington, D.C., New York City and Chicago. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Biorelease's filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov. The Common stock of Biorelease Corp is traded on the National Association of Securities Dealers "Over the counter electronic bulletin board (OTCEBB) under the symbol "BRLZ".

Biorelease filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission the Biorelease common stock to be issued to PMC stockholders in the Merger. A Proxy Statement/Prospectus was a part of that Registration Statement and constitutes a prospectus of Biorelease in addition to being a proxy statement of Biorelease for the Biorelease Special Meeting and a proxy statement of PMC for the PMC Special Meeting. As allowed by the Commission's rules, this Proxy Statement/Prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. That Proxy Statement/Prospectus summarizes some of the documents that are exhibits to the Registration Statement, and are available for a more complete description of the matters covered by those documents.

                                TABLE OF CONTENTS

                                                                           Page

WHERE CAN YOU FIND MORE INFORMATION                                          3
SUMMARY OF THE REGISTRATION STATEMENT                                        8
FORWARD LOOKING STATEMENTS                                                   9
WHO CAN ANSWER QUESTIONS                                                     9
RISK FACTORS                                                                10
DILUTION                                                                    15
FRACTIONAL SHARES                                                           15
FEDERAL TAX CONSEQUENCES                                                    16
BIORELEASE'S REASON FOR SPINNING OFF THE COMPANY                            17
THE COMPANY                                                                 18
APPLICATION OF PROCEEDS                                                     18
MARKET PRICE OF SECURITIES                                                  18
SELECTED FINANCIAL INFORMATION                                              19
MANAGEMENT'S FINANCIAL DISCUSSION AND ANALYSIS                              20
THE COMPANY AND IT'S BUSINESS                                               22
LEGAL PROCEEDINGS                                                           28
MANAGEMENT                                                                  28
CERTAIN TRANSACTIONS                                                        32
CAPITALIZATION                                                              36
DIVIDEND POLICY                                                             37
LEGAL MATTERS                                                               37
EXPERTS                                                                     37
AUDITED FINANCIAL STATEMENTS                                        F-1 - F-13

PART II - INFORMATION NOT REQUIRED IN REGISTRATION STATEMENT

REGISTRATION STATEMENT                                     SUBJECT TO COMPLETION

                          BIORELEASE TECHNOLOGIES, INC.

4,582,122 Shares                               Offering Price - $_____ Per Share


Currently, Biorelease Technologies, Inc. (the "Company") is a controlled subsidiary of Biorelease Corp. (BIORELEASE). As more fully described in this Registration Statement, the company was formed in February 1990 in California, and reincorporated in Delaware in August 1992. BIORELEASE is now spinning-off the Company by distributing approximately 90.8% of the outstanding Common Stock, namely 4,582,122 shares, to BIORELEASE shareholders and certain creditors. The record date for determining BIORELEASE shareholders entitled to receive the Company's shares is March 15, 2000 and the Company's shares are being distributed to BIORELEASE Shareholders on the basis of one Company share for each 15 shares of BIORELEASE held as of the record date. The number of the Company's shares to be distributed to Biorelease shareholders is 800,000 shares based upon the assumption that on the record date BIORELEASE will have issued, and outstanding, 12,124,238 shares of its Common Stock. No fractional shares are being issued. The Company's shares will be distributed to BIORELEASE shareholders as soon as this Registration Statement becomes effective.

BIORELEASE has not received a ruling from the Internal Revenue Service to the effect that the distribution will not result in taxable gain or loss to BIORELEASE or to its shareholders. The officers and directors of BIORELEASE as a group, who control approximately 10.3% of the outstanding shares of BIORELEASE, are receiving control of approximately 22.1% of the shares of the Company, which are being distributed in the spin-off. The officers and directors of BIORELEASE are also the officers and directors of the Company, but will resign as Biorelease's officers and directors if and when BIORELEASE completes its proposed reverse acquisition with Polar Molecular Corporation (See "Registration Statement Summary").


The Common Stock of the BIORELEASE is currently traded on the National Association of Securities Dealers "Over the counter electronic bulletin board (OTCEBB)" under the symbol "BRLZ." The price of the BIORELEASE stock should not be taken as any indication of the market value of the Company's stock. Shares of the Company have never traded on any public market.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK, AND, IF RESOLD, SHOULD NOT BE PURCHASED BY ANYONE WHO REQUIRES A CURRENT RETURN ON HIS OR HER INVESTMENT OR WHO CANNOT AFFORD A TOTAL LOSS OF HIS OR HER INVESTMENT (SEE "RISK FACTORS").


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY OF THE FOREGOING AUTHORITIES PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REGISTRATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                  Price to              Underwriter's         Proceeds to the
                                                the Public (1)        Commissions(2)            Company (3)
---------------------------------------------------------------------------------------------------------------
4,582,122 shares to be registered          $ not applicable             $0                    $0

                          (See notes on following page)


           The date of this Registration Statement is _______ __, 2000









[RED-INK LEGEND TO BE PLACED ON LEFT MARGIN OF PRELIMINARY REGISTRATION STATEMENT, IF PRELIMINARY REGISTRATION STATEMENTS ARE DISTRIBUTED]

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Registration Statement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

(Footnotes from cover page)

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457. Directors have assumed the value equals the net tangible book value divided by the number of shares outstanding. There is no historic trading history of the Company's stock.

(2)        There is no underwriter associated with this stock dividend.

(3) BIORELEASE is issuing one share of the Company's common stock for each 15 shares held by each of its stockholders of record on the record date for this stock dividend. No net proceeds will become available to the Company.

                           --------------------------
The purpose of this Form S-1 registration is to register certain shares of the Company being issued to shareholders of BIORELEASE of record as of the record date and certain Company creditors and consultants as part of a transaction under which BIORELEASE is spinning off its entire interest in the Company whereby these parties will become shareholders in the Company. No shares in the Company currently held by stockholders other than BIORELEASE are being registered. The Company reserves the right in its sole discretion to withdraw, cancel or modify the offering in whole or in part.
                          ----------------------------

         Reports to Securityholders

           The Company intends to file annual reports on Form 10 KSB containing certified financial statements and quarterly reports on Form 10QSB containing unaudited financial statements.

                         REGISTRATION STATEMENT SUMMARY

           The following is a summary of certain information contained in this Registration Statement and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in the Registration Statement.

Biorelease Technologies, Inc. or the Company, which is still in development stage, has two core technologies (the "Technologies"): hemoglobin stabilization and sustained drug release, based on chondroitin sulfate. The Company's first product, a cell culture additive, ErythrogenTM, uses hemoglobin stabilization technology to produce a proprietary cell culture additive, currently being sold by the Company on a limited basis for research use. The Company previously conducted research on licensing applications based on its chondroitin based sustained drug release technology with application to both cell culture markets and therapeutics. There are presently no licensing research activities ongoing. The Company has had limited sales of ErythrogenTM over the past several years in amounts ranging from $0 to $26,265 annually. The Company plans to continue with its limited sales of this product while seeking a merger candidate which can benefit from its technology base and, upon the completion of this registration, from the public status of the Company.

NASDAQ Symbol ...        Common Stock - xxx

Use of                   Neither  BIORELEASE  or the  Company will  receive  any
Proceeds .......         proceeds from the issuance of this stock dividend.


Securities               BIORELEASE expects to issue one share in the Company to
                         the BIORELEASE stockholders of record for each fifteen shares of BIORELEASE stock held on the record date plus it will distribute additional shares currently held by BIORELEASE to certain creditors, officers and directors of the Company.

Purpose of the
Distribution            BIORELEASE  has entered  into an  Agreement  and Plan of
                        Reorganization  ("the  Reorganization  Agreement")  with
                        Polar Molecular Corporation ("Polar") pursuant to which,
                        among other things,  BIORELEASE is to acquire Polar in a
                        reverse  acquisition and Polar's management will replace
                        present  management  of  BIORELEASE.  As  part  of  that
                        Reorganization  Agreement,  BIORELEASE  has agreed  with
                        Polar that upon  completion of the reverse  acquisition,
                        BIORELEASE   will  have  no   assets   or   liabilities.
                        Therefore,  by effecting this spin-off and  distributing
                        shares  of  the   Company   in   accordance   with  this
                        registration statement, Biorelease will be divesting itself of all of its assets and liabilities and will thus be in compliance with the Reorganization Agreement with Polar.

Risks of
Offering .......         This offering involves a high degree of risk (see "Risk
                         Factors").




                 FORWARD LOOKING STATEMENTS MAY PROVE INACCURATE

         This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that are not historical facts and are therefore subject to risks and uncertainties. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, the Company cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations ("Cautionary Statements") are disclosed herein and therein, including, without limitation in conjunction with the forward-looking statements included under "Risk Factors." All forward-looking statements attributable to BIORELEASE or the Company are expressly qualified in their entirety by the Cautionary Statements described herein.



                     WHO CAN HELP YOU ANSWER YOUR QUESTIONS


                      If you have questions about the Stock
                       distribution, you should contact:

                                Biorelease Corp.

                          340 Granite Street, Suite 200

                              Manchester, NH 03102

                                 (603) 641-8443

                       ATTN Dr. R. Bruce Reeves, President

                                  RISK FACTORS


THE SECURITIES REGISTERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. IF RESOLD, THE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. THEREFORE, EACH PROSPECTIVE INVESTOR SHOULD, PRIOR TO PURCHASE, CONSIDER VERY CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS ALL OF THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS REGISTRATION STATEMENT.[ADD NH DISCLAIMER]

        Development Stage of the Company and its Proposed Products & Technological Uncertainty. To date, the Company has had only limited sales of its sole product, ErythrogenTM. While Management anticipates limited sales of ErythrogenTM for certain applications (e.g., research use) should continue at current levels, these current levels would most likely not be sufficient to sustain operations. During the current fiscal year ending June 30, 2000, the Company hopes to find a merger candidate through which it can optimize the value of its technologies and, following the effective date of this registration, benefit from its publicly traded status. There can be no assurance that the Company's efforts will be successful. See "The Company and its Business."


        History of Losses; Uncertainty of Future Profitability. At December 31, 1999, the Company had accumulated net losses during the development stage of $5,794,328. The Company has operated at a loss since its inception and it is anticipated that the Company will incur substantial losses in future periods. There can be no assurance as to when or if the Company will be able to achieve profitability or complete a merger beneficial to the stockholders. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Future Capital Needs; Uncertainty of Future Funding. Since inception, the Company has expended substantial funds for technology acquisition and research and development. The Company expects its negative cash flow from operations will continue for the foreseeable future. The Company expects that it will need to arrange additional public and/or private financing, requiring the issuance of additional equity securities, and/or to enter into relationships with one or more strategic joint venture partners or merger candidates. There can be no assurance that any such additional funding will be available to the Company or, if available, that it will be available on acceptable terms. Any such additional financing may result in significant dilution to existing stockholders. In order to obtain financing, the Company may also enter into collaborative arrangements that may require the Company to grant certain rights to its products or technologies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


        Market Pricing and Acceptance of ErythrogenTM. Management believes that market pricing and acceptance of ErythrogenTM primarily will depend upon the concentrations of ErythrogenTM necessary to obtain optimal cell growth, the price per volume of ErythrogenTM as compared to the price per volume of fetal bovine serum and an end user's willingness to try a new additive. No assurance can be given that ErythrogenTM will receive general overall market acceptance. See "The Company and its Business."

        Governmental  Regulation.   The  Company  does  not  expect  to  develop
therapeutic products independent of licensing and collaborative agreements. Regulation by governmental authorities in the United States and other countries is a significant factor in the production and marketing of any future therapeutic and pharmaceutical applications and products derived from its technologies. In order to test clinically and to produce and market products for human therapeutic use, the Company would have to abide by mandatory procedures and safety standards established by the United States Food and Drug Administration ("FDA") and comparable agencies in foreign countries. The process of completing clinical testing and obtaining FDA approval for a new therapeutic and pharmaceutical product is likely to take a number of years and require the expenditure of substantial resources. Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA may require post-marketing testing and surveillance programs to monitor the drugs' efficacy and side effects. Results of these post-marketing programs may prevent or limit the further marketing of the products. In addition, the Company would be subject to regulation under state and federal law regarding occupational safety, laboratory practices, environmental protection and hazardous substance control and to other present and possible future local, state, federal and foreign regulation. The Company does not project it will be able to finance the rigorous procedures required for regulatory approval nor can assurance be given that the Company will ever be able to obtain regulatory approval for any of its products.

        Competition. Fetal bovine serum ("FBS") and a variety of other cell culture additives and supplements are currently available to users of cell culture media, and there are a number of other products that are competitive with the Company's ErythrogenTM. Because of the uncertainly of price and supply of FBS, there is a tendency among users and distributors to stockpile FBS, and this may present an impediment to the Company's marketing of Erythrogen TM . With any culture media supplement, broad customer acceptance will be a factor of (i) the number of cell lines supported by the substance, (ii) the product's shelf life and cost, and (iii) its biological activity or other such features as might affect or characterize its performance. The Company expects to compete with a number of manufacturers and suppliers of such cell culture media supplements, and there continue to be other products in development that may compete directly with those of the Company. Most of the Company's competitors have greater financial and personnel resources than the Company. No assurance can be given that the Company will be able to successfully compete.

        Technological Change. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid technological change. The
Company's future success will depend in part on its ability to obtain and maintain a competitive position with respect to evolving technologies. This requires constant ongoing research and development to first develop and then continually improve a product. There can be no assurance that technological developments by competitors may not render the Company's product obsolete or noncompetitive.


        Manufacturing and Raw Materials. The Company's ability to generate a profit from ErythrogenTM will depend, among other things, on its ability to have ErythrogenTM and any other products it may develop manufactured in commercial quantities at a competitive cost. To date, only limited quantities of ErythrogenTM have been manufactured. While management believes that it will be able to find one or more facilities capable of manufacturing ErythrogenTM , no assurance can be given that the Company will be able to continue to have ErythrogenTM manufactured in commercial quantities on a cost-effective basis. Moreover, if the Company's plans are modified to include preclinical testing, clinical testing and development of pharmaceutical grade products, such will require that ErythrogenTM and any other such products derived from its hemoglobin stabilization technology to be developed by the Company be manufactured under GMP (good manufacturing practice) at an FDA approved GMP facility. While the Company's current manufacturer produces certain GMP products in portions of its GMP facility, the manufacturing for ErythrogenTM has not been performed in a GMP facility. While there are a number of GMP facilities around the Country, management believes that it may be difficult to secure a GMP facility that accepts blood products and supplies bovine red blood cells, the primary raw material for manufacturing ErythrogenTM. GMP facilities that do not work with blood products may be hesitant to allow blood products in their facility for fear of cross contamination to other products. See "See The Company and its Business-Manufacturing."

        Patents and Proprietary Technology. The Company's success will depend, in part, on its ability to protect trade secrets and operate without infringing the proprietary rights of others both in the United States and in other countries. The patent position of biotechnology companies generally is highly uncertain and involves complex legal and factual questions. No consistent policy has emerged regarding the breadth of claims covered in biotechnology patents. There can be no assurance that the patents of others will not have an adverse effect on the ability of the Company to do business. Furthermore, there can be no assurance that others will not independently develop similar products, or will not duplicate any of the Company's products. The Company currently has allowed its patents to lapse and holds no issued or applied for patents.

        Attraction and Retention of Key Personnel. Currently, the Company has no employees. The success of the Company is substantially dependent upon contracted management services through an affiliated party and on the Company's ability to attract and retain qualified scientific, medical, manufacturing, marketing and sales consultants and/or advisors on an as needed basis. There is substantial competition for qualified personnel, including competition from companies with substantially greater resources than the Company as well as universities and research institutions. There is no assurance that the Company will be successful in recruiting or retaining key personnel or consultants to enable it to develop and conduct its business. Such failure could have a material adverse effect on the Company. See "Management"


        Product Liability and Insurance. The Company has not and does not intend to seek product liability insurance coverage for sales of ErythrogenTM. Such coverage is expensive, and no assurance can be given that the Company will ever obtain such insurance, or if obtainable, that such insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. The Company's inability to obtain insurance at an acceptable cost or to otherwise protect against potential product liability could prevent or inhibit the commercialization of the Company's proposed future products if any. In addition, a product liability claim or recall could have a material adverse effect on the business or financial condition of the Company.

        Sales and Marketing. In order to market ErythrogenTM, the Company has contracted with a related party possessing applicable technical expertise to support and service small users and a single media formulator. Management believes that, due to the Company's limited resources, this related party will market ErythrogenTM only to media suppliers and pharmaceutical manufacturers. There can be no assurance that the Company will be successful in achieving sales levels sufficient to reach financial break even. See "The Company and its Business-Sales and Marketing."

        Depressive Effect of Potential Stock Sales By BIORELEASE Stockholders on the Market Price of the Company's Common Stock. After the completion of the registration set forth herein, BIORELEASE will spin off shares it presently owns in the Company to the security holders of BIORELEASE of record as of the record date. Sales of common stock in the Company held by BIORELEASE security holders in large numbers could be expected to have a depressive effect on the market price of the Company's common stock. To mitigate the effects of sales by the BIORELEASE Securityholders, certain related parties, holding approximately 77 % of the shares being registered hereunder, have agreed to certain holding periods and, within these holding periods, sales may only be made when the bid price of the Company's Common Stock is at or over certain minimum levels. See "Certain Transactions."

        Lack of Sustained Public Market for Common Stock; Possible Volatility of Market Price. At present, the Company's stock is not publicly traded. No assurance can be given that a sustained trading market in the Company's securities will ever develop or be sustained. Therefore, recipients of the Company's stock herein may not be able to resell their securities at any price, and, in fact, may be unable to sell their securities in the future. Moreover, the market price of the Shares of Common Stock, like that of the common stock of many other undercapitalized biotechnology companies, is likely to be highly volatile. Factors such as research results by the Company or its competitors, other evidence of the safety or efficacy of the Company's products, announcements of technological innovations by the Company or its competitors, governmental regulation, developments in patent or other proprietary rights of the Company or its competitors, and fluctuations in the Company's operating results may have a significant effect on the market price of the Common Stock. In addition, the OTC stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of many biotechnology companies and which have often been unrelated to the operating performance of these companies. The broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Company's stock.

         Application of the Penny Stock Rules. The Company does not currently meet the requirements of the Nasdaq Small Cap Market, trading of the Listed Securities and therefore trading, if any, will be conducted on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Company's securities are subject to the so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with a spouse). For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, this may affect the ability of broker-dealers to sell the Company's securities and the ability of subsequent purchasers of the dividend shares to sell their securities in the secondary market.


         The Securities and Exchange Commission (the "Commission") has adopted regulations that define a "penny stock" to be any equity security that has a market price (as defined in the regulations) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For transactions involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As a result, if the Common Stock is determined to be "penny stock," an investor may find it more difficult to dispose of the Company's Common Stock.

        No Dividends. Although BIORELEASE distributed a dividend of Common Stock of Vegas Chips, Inc. in January 1992, and has announced it intends to proceed with the spin off of the Company's shares to the BIORELEASE stockholders, neither BIORELEASE nor the Company has declared a cash dividend since inception. For the foreseeable future it is anticipated that earnings, if any, which may be generated from operations of the Company will be used to finance the growth of the Company. Therefore, it is not expected that cash dividends will be paid to stockholders. See "Dividend Policy."

        Shares Available for Future Sale; Possible Depressive Effect on Market Price. Excluding the Shares registered pursuant to this Registration Statement, 465,058 Shares of Common Stock are also presently issued and outstanding as of the date hereof and are "restricted securities" as that term is defined under the Securities Act of 1933 (the "Act"), as amended, and in the future may be sold in compliance with Rule 144 of the Act or pursuant to a Registration Statement filed under the Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one (1) year may sell those securities in unsolicited brokerage transactions or in transactions with a market-maker, in an amount equal to one (1%) percent of the Company's outstanding Common Stock every three (3) months. Additionally, Rule 144 requires that there be available adequate current public information with respect to the issuer. Such information is deemed available if the issuer satisfies the reporting requirements of sections 13 or 15(d) of the Exchange Act and of Rule 15c2-11 thereunder. Rule 144 also permits, under certain circumstances, the sale of Shares by a person who is not an affiliate of the Company and who has satisfied a two year holding period without any quantity limitation and whether or not there is adequate current public information available. Purchasers should be aware that sales under Rule 144, or pursuant to a Registration Statement filed under the Act (see "Risk Factors-Depressive Effect of Potential Sales By BIORELEASE Stockholders on Market Price of Common Stock"), may have a depressive effect on the market price of the Company's securities. Certain principal stockholders including the Company's Officers and Directors have agreed not to sell any of their Shares below a threshold price for a period of six months from the date of this Registration Statement, unless the purchaser takes such Shares subject to the same restrictions.


        Non-Registration in Certain Jurisdictions of Securities. Although the stock registered hereunder will not knowingly be sold to purchasers in jurisdictions in which the shares are not registered or otherwise qualified for sale, persons may buy registered shares in any after-market which may develop or may move to jurisdictions in which the shares are not so registered. No assurances can be given that the Company will be able to effect any required registration or qualification.


        Dependence on Management and Consultants. The Company's success is substantially dependent upon the ability of its management, particularly Dr. Reeves, the Company's President, and the association with RT Robertson Consultants, Inc., a management consulting firm affiliated with Dr. Reeves. The loss of this key relationship with this related party could substantially and adversely affect its business. Dr. Hiroshi Mizukami and Dr. Victor Chan consult on scientific matters for the Company on an as needed basis. The Company does not have employment agreements with Dr. Reeves or either of its two principal scientific consultants. The Directors of the Company recently engaged RT Robertson Consultants, Inc. to (i) continue as its managing agent to oversee the ErythrogenTMproduct sales, (ii) to complete the registration of the Company's shares and (iii) to act as its exclusive agent to complete a merger which will add value to the Company's shares. (See Certain Transactions)

         Control by Management. After issuance of the stock dividend to the BIORELEASE stockholders and management, related parties will still own beneficially or otherwise control approximately 81 % of the then outstanding shares of the Company's issued common stock. Neither the Articles of Incorporation nor the Bylaws of The Company provide for cumulative voting. Since the election of directors and certain other matters requiring shareholder approval will be decided by majority vote (except as otherwise provided by the laws of Delaware or The Company's Articles of Incorporation or By-laws), management may be able to effectively control The Company. See "Certain Transactions" and "Management."

        Non-Arm's Length Transactions. The Company and BIORELEASE have engaged in certain transactions with certain of its officers and directors that may not be considered as having occurred at arm's length. See "Management" and "Certain Transactions."



                                    DILUTION

        The net tangible book value of the Company at December 31, 1999 was $20,540. Net tangible book value consists of the net tangible assets of the Company (total assets less total liabilities and intangible assets) (see "Financial Statements"). At December 31, 1999, there were 5,047,180 shares of the Company's Common Stock outstanding. The net tangible book value of the Company's Common Stock at that date was approximately $0.004 per Share. These figures give effect to the deduction of the estimated expenses, including filing fees, printing, legal, accounting, transfer agent and other costs to be paid by the Company. The net tangible book value per share is not expected otherwise to change since no new shares in the Company are being issued.

                                FRACTIONAL SHARES


        On the Effective Date, the stock dividend interest in the Company of each BIORELEASE stockholder of record who owns fewer than fifteen shares of common stock of BIORELEASE on the record date will be terminated, and he, she or it will have no right to vote or participate as a stockholder or share in the assets or any future earnings of the Company. Such holder of less than fifteen shares in BIORELEASE shall continue as a voting stockholder in BIORELEASE subject to the terms and conditions under the merger agreement with PMC if such is approved by a majority of the BIORELEASE stockholders. Accordingly, the Company will not issue fractional shares in connection with the spin off. Instead, holders of BIORELEASE stock who would otherwise be entitled to receive a fractional share of the Company's Common Stock on account of the stock dividend shall receive in lieu of such fractional shares, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of the fractional shares which a holder would otherwise be entitled to, multiplied by the closing bid and closing asked price per share, of the Common Stock as quoted on price as the Board of Directors of Biorelease determines, in its discretion, to be the fair market value per share of the Company's Common Stock) on the business day prior to the Effective Date. No interest shall be payable on the Cash-in-Lieu Amount. If the "Cash-in-Lieu Amount" is less than $1.00 there will be no payment made.

                            FEDERAL TAX CONSEQUENCES

         The following is a summary of the material federal income tax consequences affecting holders of Biorelease Corp. common shares receiving a dividend of the Company's shares. In the opinion of Berry Moorman P.C., special tax counsel to BIORELEASE for the stock dividend, the distribution of the shares in the Company to holders of BIORELEASE common shares ("the Biorelease Dividend") more likely than not will constitute a taxable transaction under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be subject to state or local income taxes. Because of the complexity of the provisions of the Code referred to below and because tax consequences may vary depending upon the particular facts relating to each holder of BIORELEASE common shares, each holder should consult their own tax advisors concerning their individual tax situations and the tax consequences of the offering under the Code and under any applicable state, local or foreign tax laws.


         Berry Moorman P.C. has advised the Company that, under current interpretations of case law, the Code, and applicable regulations thereunder, the federal income tax consequences applicable to the Biorelease Dividend generally are as follows:


         The BIORELEASE  Dividend can be considered as  constituting  "property"
within the meaning of Section 317(a) of the Code. The federal income tax consequences of a distribution of the Biorelease Dividend, as determined under the Code and the regulations thereunder, are as follows: (i) each non corporate holder of BIORELEASE common shares will be deemed to have received a distribution from BIORELEASE, generally taxable as ordinary dividend income, in an amount equal to the fair market value (if any) of the dividend shares, as of the date of distribution, (ii) each corporate holder of BIORELEASE common shares (other than foreign corporations and S corporations) will be deemed to have received a distribution from BIORELEASE (generally taxable as a dividend subject to the dividends received deduction for corporations (generally 70%, but 80% under certain circumstances) in an amount equal to the fair market value (if any) of the shares, as of the date of distribution; and (iii) the tax basis of the shares in the hands of each holder (whether corporate or non corporate) of BIORELEASE common shares will be equal to the fair market value (if any) of the dividend shares as of the date of distribution. Because of the predominantly factual nature of determining the fair market value, if any, of the Company, Berry Moorman P.C. has expressed no opinion with respect to the fair market value of the Company shares.

   Since the fair market value of the Company shares will determine the amount of taxable income deemed received by the holders of BIORELEASE common shares, the determination of the fair market value of the Biorelease Dividend as of the date of distribution is critical. The BIORELEASE Board of Directors believes that the per share value of Common Stock, represented by the Biorelease Dividend at the date of the registration statement, approximates the net book value after recognizing the costs of the registration, and that the Company shares should have substantially no value for federal income tax purposes. However, the Internal Revenue Service is not bound by this determination.

Resale of the Company Shares

    Upon registration, the transferable nature of the Biorelease Dividend shares will permit a holder of these Company shares to resell the shares. Pursuant to
Section 1234 of the Code, a Company shareholder who sells Company shares within one year of the date of share distribution will be entitled to treat the difference between the value of the shares when received and the selling price as a short-term capital gain or capital loss, provided that the Company shares would have been a capital asset in the hands of the holder had it been acquired by him. The gain or loss so recognized would be short-term since the Company shares will have been held for less than twelve months.


                BIORELEASE'S REASONS FOR SPINNING OFF THE COMPANY

The BIORELEASE Board has unanimously approved spinning off the stock it holds in the Company to the BIORELEASE stockholders and certain consultants, officers and directors of the Company. BIORELEASE entered into a definitive agreement to merge with PMC subject to the approval by both company's stockholders. As a condition of the PMC merger, BIORELEASE directors believed it was beneficial to retain the value, if any, of the interest it held in the Company. For the past several years BIORELEASE has tried unsuccessfully to find a buyer for the Company. By spinning its interest in the Company off to its stockholders, creditors and Company management, BIORELEASE directors believe the Company's limited product sales and publicly traded status will allow the BIORELEASE stockholders to potentially achieve additional value not otherwise available if not completed prior to the merger with PMC. The BIORELEASE Directors believe that the spin off of a portion of the Company's stock, to the creditors and consultants, contributed to allowing BIORELEASE to complete the Asset Agreement with the creditors and consultants who received an option to acquire 2,749,273 shares in the Company held by BIORELEASE (60% of the shares held by BIORELEASE) at the Company's then book value per share. The BIORELEASE directors further believe it was in the best interest of the Company's stockholders to assure that Directors and Officers of the Company would have an incentive to continue managing the Company and thereby agreed to issue 1,032,849 of the shares then held to assure services through calendar year 2000 and to oversee this registration. The BIORELEASE Board believed that, with the creditor group in control of the Company following the PMC / BIORELEASE merger, the BIORELEASE stockholders holding this new interest in the Company would have a chance to build additional value not otherwise possible.


The BIORELEASE Board also identified and considered a variety of potentially negative factors in its deliberations concerning the spin off, including, but not limited to the risk that the potential benefits retained under the spin off might not be fully realized, the additional transaction costs expected to be incurred in connection with the spin off and the other risks described under "Risk Factors--Risks Related to spin off " herein. After due consideration, the BIORELEASE Board concluded that the risks associated with the proposed spin off were outweighed by the potential benefits of the spin off.

The foregoing discussion of the information and factors considered by the BIORELEASE Board is not intended to be exhaustive but is believed to include all material factors considered by the BIORELEASE Board. In view of the wide variety of information and factors, both positive and negative, considered by the BIORELEASE Board, the BIORELEASE Board did not find it practical to, and did not, quantify or otherwise assign relative or specific weights to the foregoing factors considered. After taking into consideration all of the factors set forth above, the BIORELEASE Board concluded that the spin off was in the best interests of BIORELEASE and its stockholders.

                                   THE COMPANY


        The Company is a development stage corporation originally incorporated in California on February 6, 1990 as FLS Acquisition Corp. (d/b/a Biokinetics) to acquire and develop technologies and rights to technologies (collectively, "the Company Technologies") held by Fluid Life Systems, Inc. ("FLS"). Between June 30, 1992 and August, 1992 BIORELEASE acquired approximately 91.2% of the issued and outstanding shares of common and preferred stock of the Company. In August 1992, the Company reincorporated in Delaware under the name "Biorelease Technologies, Inc." The Company's technologies consist of a hemoglobin stabilization technology and sustained drug release technology based on chondroitin sulfate. These technologies had been researched and developed by predecessors and unaffiliated persons over a four to six year period prior to their acquisition by the Company. See "The Company and its Business."


        The Company's executive office is provided at no cost by a related party and is located at 340 Granite Street, Suite 200, Manchester, New Hampshire 03102 and its telephone number is (603) 641-8443.

                             APPLICATION OF PROCEEDS

        Amounts due certain creditors totaling $11,000 was offset to acquire 2,749,273 of the shares to be registered hereunder. There are no cash proceeds to the Company expected from the distribution and registration hereunder of stock dividend to the BIORELEASE Stockholders, creditors and consultants.

                           MARKET PRICE OF SECURITIES

        As of the date of this Registration Statement, shares of the Company's stock have never traded on public markets. The approximate number of record holders of the Company's Common Stock, following the spin off, will be 1,697 inclusive of those brokerage firms and/or clearing houses which will be holding the Company's common Shares for their clientele (with each such brokerage house and/or clearing house being considered as one holder), but exclusive of new parties holding less that a single share of stock in the Company.

                 SELECTED FINANCIAL INFORMATION FOR THE COMPANY

The selected financial information presented below as of June 30, 1999 and 1998 and for the years then ended is derived from the financial statements of the Company audited by Ferrari & Associates P.C. The selected financial information presented below as of December 31, 1999 and 1998 and for the three-month periods then ended is unaudited, but, in the opinion of management, includes all adjustments (consisting of only normally recurring accruals) necessary to fairly present such information. The results of the six months ended December 31, 1999 are not necessarily indicative of results that may be expected for the full year. The financial data should be read in conjunction with those financial statements and the footnotes thereto appearing elsewhere in this document and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                        Six Months Ended December 30,
                                                                        -----------------------------
                                           Fiscal Year Ended June 30,      1999            1998
                                           --------------------------     ------           -----
                                             1999             1998      (unaudited)     (unaudited)
                                             -----           ------     -----------     -----------
Statements of Income Data:
--------------------------
Sales                                    $    11,630      $    62,275      $     0       $     2,130
Gross Profits                                  8,812           60,234            0             1,953
Operating expenses                           (87,715)         (20,674)           0            75,915
Other Income net of expense                  162,235           (4,742)           0            (2,627)
Net income (loss)                        $    83,332      $    34,818      $     0        $  (76,589)


                                                                                   December 30,
                                                                         -----------------------------
                                                     June 30,                1999             1998
                                          ----------------------------       ----             -----
Balance Sheet Data                         1999                  1998    (unaudited)      (unaudited)
------------------                        ------                ------   ----------       ------------
Working capital                          $   16,366       $  (150,329)     $16,366        $  (145,480)
Total assets                                 20,540            47,638       20,540             33,754
Total liabilities                                 0           193,218            0            179,731
Stockholders' equity (deficit)           $   20,540       $  (145,580)     $20,540        $  (145,976)


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS.


Forward Looking Statements

         The discussion in this section contains forward-looking statements that involve risks and uncertainties regarding the Company's revenues and associated costs and expenses. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section entitled "Risk Factors" as well as those risks discussed in this section and elsewhere in this Registration Statement.

Results of Operations

         In April, 1994, following a failed BIORELEASE financing and BIORELEASE delisting by NASDAQ for falling below required asset levels, the Company experienced a severe cash flow shortage and had to severely curtail its funding of research on its technologies. In May 1994, the Company terminated substantially all then remaining laboratory personnel, professional staff and administrative personnel except for one remaining research scientist and Dr. Reeves. Late in June 1995 the Company moved to office facilities in Bedford, NH. In October 1997 the Company moved to its current location in Manchester, NH. As a part of this consolidation, the Company sold all non-essential equipment,
destroyed  all  non-essential   inventory  of  ErythrogenTM  and  settled  its
outstanding lease obligations with both its equipment and facilities lessors. The Company also reached settlement with a number of its creditors by issuing stock in the BIORELEASE in exchange for creditor releases. Currently, the Company continues to maintain inventory of ErythrogenTM, its cell culture additive product, in order to provide for supply of the product to existing and new customers. For the past several years, the Company has focused primarily on ErythrogenTM sales activities. All other operating activities have now ceased. Other than possible licensing opportunities, therapeutic products which could have been derived from the Company's technologies are years away from market introduction and would require significant additional research and development, including extensive preclinical and clinical testing and regulatory approval and additional resources the Company presently does not possess.


See "Item 1. The Company and its Business."


         Sales from ErythrogenTM for the years ended June 30, 1999, and 1998, were $11,630 and $8,717, respectively. During year end June 30, 1994 the Company ceased promoting direct sales to research and laboratory markets because of the extremely high promotion costs necessary to access these markets. Instead, the Company has focused on supplying a single industrial client, which incorporates ErythrogenTM in a proprietary media.

         In 1995, the Company obtained its first significant sponsored research revenues. This revenue amounted to $0 in 1999 and $47,154 in 1998. Chondroitin sulfate sales were $0 in 1999 and $6,404 in 1998. Total revenues were $11,630 in 1999 compared to $62,825 for the year ended June 30, 1998. Because of the closing of the Company's laboratory facilities, it is unlikely sponsored research will resume until the Company re-establishes new laboratory facilities, if ever. Following its restructuring and consolidation, the Company has and will continue to focus on industrial ErythrogenTM sales and continue to pursue licensing and/or sale of its chondroitin sulfate therapeutic sustained release drug technology.

Year Ended June 30, 1999 compared to the Year Ended June 30, 1998


         For the year ended June 30, 1999 the Company had revenues of $11,630, cost of revenues of $2,818, research and development costs of $0, purchased technology costs of $0, general and administrative cost of $87,715, interest expense of $4,173, Other income of $393, a loss on the sale of assets of $0, income recognized on indemnified liabilities of $165,860, income recognized on settlements of $155 and no income taxes as compared with the year ended June 30, 1998 in which the Company, had revenues of $62,275, cost of revenues of $2,041, research and development costs of $0, purchased technology costs of $0, general and administrative costs of $20,674, interest expense of $4,742 and no income taxes. This resulted in a net income of $83,332 for the year ended June 30, 1999 as compared with the year ended June 30, 1998, in which the Company had a net income of $34,818. The income for year ended June 30, 1999 was primarily as a result of income recognized on indemnified liabilities ($165,860) offset by general and administrative costs of 87,715. Without this income the Company would have a net loss of $82,528 as compared to the previous fiscal year's income of $34,818. Loss from operations in fiscal year ended June 30, 1999 was $78,903 as compared with fiscal 1998 in which the income from operations was $39,560. The change in loss from operations resulted from the discontinued Sponsored research revenues from Baxter in December 1997. Administrative and general costs for fiscal year ended June 30, 1999 included $67,000 of management, accounting and tax preparation costs for the past five years that had previously not been allocated to the Company from the Company's parent (Biorelease Corp.), other non-operational income in fiscal year ended June 30, 1999 in the aggregate of $166,015 as compared to an expense of $0 in fiscal 1998 was as a result of settlement of liabilities necessary to comply with the proposed merger agreement between the Company's parent corporation, Biorelease Corp and POLAR MOLECULAR CORPORATION.


Liquidity and Capital Resources


         From inception the Company's primary source of funds has been the proceeds from private offerings of its Common Stock. Since the Reorganization with BIORELEASE, the primary source of capital has been from revenues and investments from the Company's parent, Biorelease Corp.

         At June 30, 1999, the Company had a working capital of $16,366 as compared with the Company's negative working capital of $150,329 at June 30, 1998. The change in the Company's working capital between June 30, 1999 and June 30, 1998 is primarily attributable to settlements.


         During fiscal years 1996 and 1997, the Company benefited from the exclusive licensing agreement relating to research revenues from the Company's sustained release technology sponsored by Baxter Healthcare. This exclusive agreement ended December 31, 1997.

         The drastic restructuring of its operations over the past four years has allowed the Company to operate at significantly lower expense levels than those of the previous years. Revenues from ErythrogenTM sales have exceeded direct costs for three of the last four fiscal years, but they have not been sufficient to carry general and administrative expenses not directly relating to ErythrogenTM .

                          THE COMPANY AND ITS BUSINESS

     General

     Biorelease Technologies, Inc., formerly FLS Acquisition Corp. (d/b/a Biokinetics) (the "Company") is a development stage company engaged in limited sales of a proprietary, cell-culture additive (ErythrogenTM) and maintains knowledge relating to applications of a drug delivery technology based on chondroitin sulfate, a naturally occurring substance found abundantly in all mammals including humans. For the past six (6) years, the Company has generated $173,064 in revenues from the sale of its cell culture additive and other proprietary technologies and received $355,620 in sponsored research and licensing access revenues related to chondroitin sulfate drug technology applications. The Company expects to continue offering ErythrogenTM for limited sale while it seeks and qualifies one or several companies with whom to merge or form a strategic affiliation.

         The Company possesses technology in the field of blood substitutes and sustained release drug delivery technology based on chondroitin sulfate. Until April 1994, Dr. R. Bruce Reeves, a founder of the Company, served as President and CEO of both the Company and BIORELEASE. Dr. Reeves was re-appointed on February 11, 1998 as President of both the Company and BIORELEASE to effectuate merger activity for BIORELEASE and identify strategic affiliations for the Company. R T Robertson Consultants, Inc., a corporation wholly-owned by members of Dr. Reeves' family, entered into a consulting agreement with BIORELEASE to oversee the business activities of the Company from April 1, 1996 through the present. In addition to providing the services of Dr. Reeves, Robertson provides office space for the Company at no cost and provides corporate oversight and product management for the Company's product, ErythrogenTM. The Company has no employees. Since February 1998, Dr Reeves has served as President and CEO without compensation.

     The Company began its biotechnology activities by acquiring the hemoglobin stabilization and processing technologies of Oxygenetics, an early stage California based company which allowed the Company to become a participant in the $3 to $5 billion synthetic blood business. The Company's founders included Richard Schubert, currently a Director of the Company, past President of the American Red Cross, Dr. R. Bruce Reeves and Dr. Paul Maybury, formerly a Director until September 30, 1997. The Company subsequently acquired sustained release drug delivery technology based on chondroitin sulfate in order to expand its business franchise into other therapeutic areas. Drug delivery has become one of the fastest growing areas in the pharmaceutical industry with companies increasingly turning to novel delivery systems to extend the patent life of existing drugs, increase product portfolios, enhance safety and efficacy, reduce unwanted side-effects, improve patient compliance and maintain product sales against competition. Products utilizing novel drug delivery technologies have already captured a significant share of several therapeutic markets and some systems may be able to provide new therapies by modifying the activity of existing compounds.


         Since its founding, the Company has focused on development and promotion of its proprietary hemoglobin based cell-culture additive, ErythrogenTM, along with developing applications of its sustained release drug technology. During fiscal year 1993, the Company began to generate minimal revenues ($7,942) from the first sales of ErythrogenTM in non-FDA regulated applications. ErythrogenTM sales plus minimal sales of the Company's chondroitin sulfate technologies were $11,630 and $15,121 during the years ended June 30, 1999 and 1998, respectively and $173,064 from inception to June 30, 1999. The Company received $0 in fiscal 1999 and $47,157 during the year ended June 30, 1998 for licensing revenues inclusive of patent cost reimbursement from Baxter Healthcare (see Next Paragraph) related to their use of chondroitin sulfate drug delivery for blood substitutes. At this time, the Company has no products approved by the FDA or in clinical trials and does not intend to conduct clinical trials or to develop a pharmaceutical marketing unit. BIORELEASE has invested approximately 3.7 million dollars ($3.7 million) in the Company's technologies including support and administrative expenses.

         By mid 1994, following the delisting of BIORELEASE, it was clear that available capital was insufficient to allow the Company to become a self-standing synthetic blood producer in light of the large costs necessary to bring such a product to market. By that time, the Company had invested substantially all of its development resources into two core proprietary technologies: hemoglobin stabilization and sustained drug release technology based on chondroitin sulfate. The Company's cell culture additive, ErythrogenTM, uses hemoglobin stabilizing technology to produce a proprietary cell culture additive. The Company has discontinued direct promotion of ErythrogenTM to the research and laboratory markets because of the high cost of promotion. Instead, the Company has retained a related party to oversee industrial applications. From August, 1994 to December, 1995 the Company received financial support to demonstrate the benefit of its chondroitin sustained release technology as applied to a blood substitute product under development by Baxter Healthcare (Baxter). The Company was given notice that these exclusive licensing rights held by Baxter Healthcare would not be renewed after December 31, 1997. The Company has received $355,620 of revenues under the Baxter agreement.

         After closing its research facilities in June 1995, the Company's primary technical support activities were conducted at the University of New Hampshire ("UNH") pursuant to a research agreement. Research at UNH focused on cell culture application development of ErythrogenTM. Since 1995, the Company has operated its research and sales activities without employees, using consultants and research affiliations to achieve limited sales of the Company's cell culture product, ErythrogenTM.

         Chondroitin Sulfate Sustained Release Technology

         While the Company was pursuing its own blood substitute product, it acquired a sustained release drug delivery technology based on chondroitin sulfate, a naturally occurring compound found in the cartilage tissue of all cartilage containing animals (including humans). This technology, patented in the U.S. and abroad, has been applied by the Company to a number of drugs and biological compounds with the effect of extending the drug's in vivo dwell time. This technology has received development support from Baxter Healthcare and resulted in an initial licensing agreement in April 1996 with Baxter for
Baxter's blood substitute application, such recently revised to become non-exclusive. Chondroitin sulfate enjoys key advantages that differentiate it within the drug delivery marketplace. Unlike a number of competitive drug delivery technologies, chondroitin sulfate is naturally occurring in the body, is highly biocompatible and is readily available from a number of natural sources. The Company has complexed chondroitin sulfate, derived from bovine sources, to various drugs and proteins. Commercial applications could enable the Company to participate, with corporate partners, in a new generation of sustained-release drug delivery applications for the pharmaceutical industry with emphasis on large dose and chronically used drugs, actively competing in a drug delivery market that is currently estimated at tens of billions of dollars. Because of the limited working capital position the Company has terminated all development activities relating to this technology pending finding a partner willing to provide the resources to develop this technology further. During this most recent fiscal year ending June 30, 1999 the Company allowed its remaining sustained release patents to lapse.

         ErythrogenTM Cell Culture Product and Business Opportunity

         The Company's focus, in the non-regulated biologics industry, has been to develop a cell culture product based on its blood technology for the cell culture additive market. Cell culture is the process by which living cells (bacterial, plant, yeast, insect, and mammal) are propagated in a controlled environment (medium). Cell culture is maintained at the proper bath temperature and supplemented with nutrients and salts, and is utilized by the pharmaceutical and biotechnology industries to generate recombinant products. Agents that enhance the efficiency and productivity of cell culture can be developed for markets that are both sizable and independent of FDA clinical trials. Fetal bovine serum (FBS), the serum component of blood obtained from calf fetuses, is the cell culture additive used most commonly (represents approximately 50% of the additive market) to provide nutrition and enhance the growth of cells. Cells grown in culture can be used to produce biological materials including antibiotics, antibodies, biopesticides, and genetically engineered proteins and viruses.

         In academic and industrial laboratories, cells are propagated in vessels ranging from plastic flasks to large stainless steel bioreactors. Cells can be maintained more easily in flasks in research laboratories. Scale-up of cell cultures into large volume spinner/shaker flasks and bioreactors has encountered difficulty in supplying oxygen uniformly to high-density cell cultures. No method has been wholly satisfactory in addressing this problem. Biorelease has developed purified, stabilized tetrameric hemoglobin that utilizes hemoglobin's oxygen carrying capability to increase the oxygen delivery to cells contained in the media. ErythrogenTM enhances the growth of cultured cells, especially those of high-density cultures and reduces the amount of nutrients that must be added. Most importantly, ErythrogenTM significantly increases protein expression and production.

         The Company introduced its first cell culture additive, ErythrogenTM, in late 1993. ErythrogenTM has been sold to a number of research laboratories, including the NIH, as well as to a number of biotechnology and pharmaceutical companies for incorporation into their experimental cell culture media. The Company developed additional applications data under a University of New Hampshire cooperative research grant and expects to publish some of this data.

              ErythrogenTM Manufacturing, Sales and Marketing

         The Company engaged a small unaffiliated manufacturer of biological products to perform specific manufacturing and product development activities for the Company. Manufacturing and product development was conducted pursuant to periodic work orders. The Company owns the primary equipment used to manufacture ErythrogenTM. This manufacturer has not manufactured ErythrogenTM for the Company for several years because the Company currently has a sufficient inventory of ErythrogenTM. Based upon the Company's experience to date, management believes that the manufacturer has the ability to manufacture ErythrogenTM within the product specifications established for the utilization of ErythrogenTM as a cell culture additive. Since June 1995, the Company has employed no sales or marketing staff, instead relying on an affiliated party consulting relationship to oversee the sales and product support activities.

         Competition

         (a) ErythrogenTM's initial testing indicates that ErythrogenTM increases cell densities and reduces cell doubling time and increases protein production when added to insect and mammalian cell culture media. Management believes that these results stem, in part, from ErythrogenTM 's ability to increase the amount of available oxygen for cell utilization and, possibly, decrease the level needed of certain additives such as FBS. ErythrogenTM technically does not compete with FBS because it is a supplement to and not a replacement for FBS. The Company knows of no other commercially available cell culture additives that provide oxygenation to culture media; however, a number of biotech companies have the capability to produce similar products. Most of the Company's competitors have greater financial and personnel resources than the Company. In the event that a competitor produces a comparable product, no assurance can be given that the Company will be able to successfully compete.

         Research and Development Policy

         The   Company  is  no  longer   actively   pursuing   research  on  its
technologies. The research at University of New Hampshire was the only work undertaken during the past two fiscal years (1999 and 1998). From October 1989 to June 30, 1999, the Company spent $2,558,041 on research and development (not including $690,000 to purchase these two technologies).

         Pursuant to an earlier agreement with the University of New Hampshire, UNH conducted research on the application development of ErythrogenTM for mammalian cells. Pursuant to the UNH Cooperative Agreement, which commenced December 19, 1994 and ran through December 31, 1997, the Company contributed
$175,000 of "in kind" matching expenditures plus contributing $34,000 of equipment to UNH for research. The Agreement also called for funding, to the level of $50,000 contributed by the state of New Hampshire. The agreement ended December 31, 1997.

         Until June 1995, the Company had been utilizing its own in-house laboratory at its former facilities. However, as a part of the Company's 1995 reorganization and downsizing, this laboratory facility was closed and laboratory employees terminated. Since that time, all work in development of application data for ErythrogenTM was conducted under the UNH Cooperative Agreement.

     Manufacturing

     Initially, the Company has not established its own manufacturing facilities for ErythrogenTM. Currently, the Company has engaged a small unaffiliated manufacturer of biological products to perform specific manufacturing and product development activities for the Company. The Company owns the primary equipment used to manufacture ErythrogenTM. Management believes that the manufacturer has the ability to manufacture ErythrogenTM within the product specifications established for the utilization of ErythrogenTM as a cell culture additive. Although it is currently not required that cell culture additives for the research market be made under GMP guidelines, the Company is investigating the possible use of a GMP facility for future manufacturing of ErythrogenTM for pharmaceutical use. However, while there are a number of contract GMP facilities around the United States, management believes that it may be difficult to secure a GMP facility that accepts blood products and supplies bovine red blood cells, the primary raw material for manufacturing ErythrogenTM . GMP facilities that do not work with blood products may be hesitant to allow blood products in their facility for fear of contamination of other products.

     Governmental Regulation

     Regulation by governmental authorities in the United States and other countries is a significant factor in the production and marketing of the Company's future pharmaceutical and/or therapeutic applications and products derived from its technologies, and in its current and proposed research and development activities. In order to test clinically and to produce and market products for human therapeutic use, mandatory procedures and safety standards established by the FDA and comparable agencies in foreign countries must be followed.

     The standard process required by the FDA before a pharmaceutical agent may be marketed in the United States includes (i) preclinical tests, (ii) submission to the FDA of an application for an Investigational New Drug which must become effective before human clinical trials may commence, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug in its intended application, (iv) submission to the FDA of a New Drug Application ("NDA") with respect to drugs and Product License Application ("PLA") with respect to biologics and (v) FDA approval of the NDA or PLA prior to any commercial sale or shipment of the drug or biologic. In addition to obtaining FDA approval for each product, each domestic drug-manufacturing establishment must be registered or licensed by the FDA. Domestic manufacturing establishments are subject to inspections by the FDA and other Federal, state and local agencies and must comply with "Good Manufacturing Practice" ("GMP") as appropriate for production. Compliance with GMP requires that the manufacturing establishment must follow certain procedures and be inspected and approved by the FDA.


     Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the drug to humans, the drug is tested for safety (adverse effects), dosage tolerance, absorption, distribution, metabolism and excretion. Phase II involves studies in a limited population to (i) determine the efficacy of the drug for specific targeted indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse effects and safety risks. When a product is found to be effective and to have an acceptable level of safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate further clinical efficacy and to test further for safety within an expanded patient population at geographically dispersed clinical study sites. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of the Company's future proposed products subject to such testing. Furthermore, the Company or the FDA may suspend clinical trials at any time if it is believed that the subjects or patients are being exposed to an unacceptable health risk. There can be no assurance that the Company will not encounter problems in clinical trials that could cause the Company to delay or suspend clinical trials.

     The process of completing clinical testing and obtaining FDA approval for a new product is likely to take a number of years and require the expenditure of substantial resources. Even after initial FDA approval has been obtained, further studies may be required to provide additional data on safety or to gain approval for the use of a product as a treatment for clinical indications other than those for which the product was initially tested. Also, the FDA may require post-marketing testing and surveillance programs to monitor the drug's efficacy and side effects. Results of these post-marketing programs may prevent or limit the further marketing of the products.

     In addition, the Company is subject to regulation under state and Federal law regarding occupational safety, laboratory practices, environmental protection and hazardous substance control and to other present and possible future local, state, federal and foreign regulation.

     Patents and Proprietary Technology

         The Company's historic working capital deficiency has impacted the Company's ability to pursue and maintain its patents. During this past fiscal year ending June 30, 1999, the Company elected to allow its remaining patents to lapse.

     Employees & Outside Consultants

        From August 1994 until March 31, 1996, the Company had one full-time employee, Dr. R. Bruce Reeves, the Company's President. Effective April 1, 1996, Dr Reeves resigned and the Board of Directors retained R T Robertson Consultants, Inc., a Reeves family affiliate, as consultants to the Company, which included the part time services of Dr. Reeves. For approximately nine months, Dr. Leon Gauci served as President from late 1996 to June 1997. In February 1998, Dr. Reeves again assumed the role of President and Director. Dr. Reeves has continued to serve in this capacity as a Director and President of the Company to the present date. Dr. Victor Chan and Dr. Hiroshi Mizukami have and continue to serve the Company as scientific consultants on an as needed basis for the past five years. R T Robertson Consultants Inc. provides corporate oversight and accounting services as well as office space for the Company. Due to the Company's current financial position and lack of significant revenues, the Company expects to continue in this mode of operation without employees for the indefinite future.

On October 1, 1999, in anticipation of the spin off, the Directors of BIORELEASE agreed to issue 1,032,849 Company shares it then held to officers and directors. 900,000 Company shares were committed to Dr. Reeves for past service and continuing oversight of the Company relating to the filing of this registration statement and continuing to serve as President and CEO through calendar year 2000. At the same time, 100,000 shares were issued to Director Schubert and 32,849 shares issued to Mr. McGuire for past and future services on behalf of the Company (total shares to be spun off to Officers and Directors - 1,032,849 shares). Each of these shares is subject to a 180 day lock up restriction (see Certain Transactions).

     Facilities

         Since October 1997 the Company's principal offices have been located at 340 Granite Street, Suite 200, Manchester, NH, 03102, (603) 641-8443. This location, in an in-town multi-tenant office building, allows R T Robertson Consultants, Inc. to provide, on a contract basis, the administrative functions of the Company and the Company and technical support and shipping for the ErythrogenTM product line. The Company has no laboratory facilities at present, instead utilizing facilities at the University of New Hampshire on an as needed basis. The Company does not pay Robertson for the allocated portion of the facilities used. From June 1995 through October 1997 the Company rented office facilities at 10 Chestnut Drive, Unit D, Bedford, NH 03110. The Company relocated from its former laboratory facilities at 8A Industrial Way, Salem, New Hampshire 03079 in June of 1995.

     Scientific Advisors

        The Company consults with two advisors on an as needed basis. Both scientific advisors serve without compensation. Both advisors are employed by employers other than the Company and may have commitments to or consulting or advisory arrangements with other entities that may limit their availability to the Company. Some of these entities may also be competitors of the Company. Where a conflict of interest arises, while the conflict may not be resolved to the benefit of the Company, each Advisor has agreed not to divulge any information that is proprietary to the Company. Although Scientific Advisors may devote time and effort on behalf of the Company, no Advisor is expected to devote more than a small amount of time to the Company's business.

VICTOR T. CHAN, Ph.D., consults for the Company in the field of analytical chemistry and FDA related research activities. The Company employed Dr. Chan from March 1993 to October 1994 on a full time basis as Director of Analytical Chemistry and through September 1994 as Director of Laboratory Operations. Since October 1994, Dr. Chan has been a part time consultant to the Company. Dr. Chan consults as needed on all technical functions for the Company's sustained release research and collaborations. Dr. Chan is currently employed by Transkaryotic Therapy, Inc. as a Sr. Scientist and Group Leader, Analytical Chemistry. Prior to joining the Company Dr. Chan was with Ares Serono Group for five years and was instrumental in setting up their protein chemistry group to provide analytical support for process development activities and pilot production. Dr. Chan has experience in both new product discovery and structure-function determination of recombinant proteins and naturally derived products. Dr. Chan received his Ph. D. from MIT in 1986 and later served as a post-doctoral fellow at Dana Farber Institute (Harvard Medical School).

HIROSHI MIZUKAMI, Ph.D., has been a Professor of Biological Sciences at Wayne State University in Detroit, Michigan since 1974. He holds a Ph.D. in Biophysics from the University of Illinois. Dr. Mizukami consults for the Company's sustained release technology based on chondroitin sulfate. In this capacity he is involved in researching the properties of chondroitin sulfate analogues.

                                LEGAL PROCEEDINGS

     The Company is not presently a party to litigation.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets certain specific information concerning the directors and executive officers of the Company:

                                                         Positions with
     Name                                Age               the Company
     ----                                ---            -----------------------
R. Bruce Reeves, Ph.D.                   60             President, Director and
                                                        Chief Executive
                                                        Officer

Richard F. Schubert                      64             Director


Kevin T.  McGuire                        49             Treasurer

        Directors of the Company are currently appointed by the Directors of BIORELEASE. Upon completion of this registration statement and the BIORELEASE spin off, the directors will be initially appointed to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and have qualified.

         A summary of the business experience of each officer and director of the Company and the Company is as follows:

R. BRUCE REEVES, Ph.D., has been the Chairman, President and Chief Executive Officer of the Company since February 1998. Previously, he had been a Director and Officer of the Company from its founding until April 1994. Dr Reeves then consulted for the Company until his reappointment in 1998 as President. In August 1995 Dr. Reeves agreed to serve part time as an Officer and Director of NCPI, Inc., an affiliate of Eastern Nazarene College of which Dr. Reeves is an alumnus. Dr. Reeves has over twenty-five years of experience in start-up ventures, and has spent over ten years in high-tech business and product development, including five years (1964-1969) with General Electric Company on several business development operations. From 1969 to 1979 Dr. Reeves was a Principal in a high tech start up company and several syndicated real estate partnerships. From 1979 to 1989 he served as Chairman and CEO of Monadnock Partners, Inc., a family owned real estate management and development entity involved in hotels, commercial office buildings and multi-tenant industrial projects. Dr. Reeves, along with a corporate affiliate, was a principal in a number of real estate ventures including four hotel projects in the Northeast. Dr. Reeves oversaw three of these hotel partnerships through bankruptcy proceedings in the New Hampshire and Connecticut Districts. As a result of related litigation and personal guarantees for these partnerships, Dr. Reeves filed for personal bankruptcy protection in the New Hampshire District in May 1989. From 1989 to 1996, Dr. Reeves devoted his full time to the business of the Company, its predecessor, Fluid Life Systems, Inc. ("FLS") and BIORELEASE. Dr. Reeves is currently an officer of RT Robertson Consultants, Inc., a family owned consulting firm which provides management services to a number of companies, including the Company, on an as needed basis.

RICHARD SCHUBERT has been Chairman of the Board of Directors of BIORELEASE since July 1992. Effective October 1, 1999, Mr. Schubert was appointed a Director of the Company. Mr. Schubert is currently a business consultant. From December 1990 through September 1995, Mr. Schubert was the President of The Points of Light Foundation, a foundation created to encourage Americans to become directly involved in consequential community service in respect of critical social issues. From June 1989 to December 1990 he was a business consultant. He served as President of the American Red Cross (1983-1989) and was a former Vice Chairman and President of Bethlehem Steel until 1982. Mr. Schubert has extensive experience in law, business and government. During his career with Bethlehem Steel, which began in 1961, he was appointed to serve in the public sector as Assistant to the Under Secretary of Labor (1970) Solicitor of the Department of Labor (1971) and Under Secretary of Labor (1973). Mr. Schubert is a member of the Council of Foreign Relations and he serves as a director of a number of philanthropic and business organizations. Mr. Schubert graduated Cum Laude from Eastern Nazarene College in Quincy, Massachusetts with a Bachelor of Arts degree, and from Yale Law School with a Bachelor of Law degree. Mr. Schubert, along with Dr. Reeves, serves as an officer of NCPI, Inc., a non-profit subsidiary of Eastern Nazarene College.


KEVIN T MCGUIRE has been BIORELEASE's and the Company's Treasurer since June 1990. Since April 1994 he has served without compensation on a part time basis. The Company contracts for accounting and tax services through an accounting firm owned by the spouse of Mr. McGuire that has assisted BIORELEASE and the Company to maintain compliance with accounting activities and Securities and Exchange Commission reporting for BIORELEASE. Both Mr. McGuire and his spouse, Vivian L. McGuire, are graduates of Bentley College. Mr. McGuire has 23 years of business experience including 15 years with public accounting firms. Mrs. McGuire has owned and operated a small business tax and audit practice since 1988.

         Executive Compensation

         The following table shows all the cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the fiscal years indicated, to the Chief Executive Officer for such period in all capacities in which he served. No other Executive Officer received total annual salary and bonus in excess of $100,000 in any fiscal year. Through June 30, 1997 Dr. Gauci received compensation totaling $30,000 as President of the Company. Dr. Gauci passed away in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                       Long-Term Compensation
                               Annual Compensation                        Awards                Payouts
        (a)             (b)        (c)        (d)        (e)          (f)        (g)        (h)      (i)
                                                        Other

                                                       Annual     Restricted                      All Other
                                             Bonus     Compen-       Stock                         Compen-
Name and Principal                          Payouts    sation        Award                 LTIP    sation
Position                          Year      Salary       ($)          ($)     ($)SAR's      ($)      ($)
------------------------------    ----      ------       ---          ---     --------      ---      ---
R. Bruce Reeves       1999         -0-        -0-        -0-          -0-          -0-      -0-      -0-
President and         1998         -0-        -0-        -0-          -0-          -0-      -0-      -0-
Chief Executive       1997(1)   10,000        -0-        (2)          -0-          -0-      -0-      -0-
Officer               1996      90,000        -0-        (2)          -0-     913,200(1)    -0-      -0-
                      1995     120,000      50,000       (2)          -0-           0-      -0-      -0-
                      1994     120,000        -0-        (1)          -0-     200,000(3)    -0-      -0-
                      1993     117,000      20,000       (1)          -0-          -0-      -0-      -0-
                      1992      86,000      10,000       -0-          -0-          -0-      -0-      -0-

        (1) On April 1, 1996 the direct employment of R. Bruce Reeves, then President/CEO of the Company ceased. All of Reeves' contractual rights were terminated. New contractual agreements were negotiated with R T Robertson Consultants, Inc., a Reeves family affiliate to provide consulting services including the services of Dr. Reeves. In fiscal years ended June 30, 1999 and 1998, respectively R T Robertson Consultants, Inc. charged the Company $0 and $1,500 for executive oversight of BIORELEASE and the Company. Between April 1 and June 30, 1996 R. T. Robertson billed the Company $33,300, including expense reimbursements, for executive oversight of the Corporations. Under the terms of the R T Robertson Consultants, Inc. agreement with the Company, Dr. Reeves, an employee of R T Robertson Consultants, Inc., serves as President/CEO of the Company. In addition to listed compensation from the Company, BIORELEASE awarded Robertson BIORELEASE options for 913,200 shares at exercise prices from $0.06 to $0.15 per share.

        (2) Value of benefits and other perquisites are less than 10% of the total annual salary and bonus.

        (3) Effective October 4, 1996 these 200,000 options were forfeited by Dr. Reeves.

        The following table sets forth information with respect to the Chief Executive Officer concerning the grants of options and Stock Appreciation Rights ("SAR") in BIORELEASE during the past fiscal year for combined services to BIORELEASE and the Company: Currently the Company has no such option plan or SAR program in place for its employees, officers, and directors.

                BIORELEASE OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                Individual Grants

        (a)                        (b)                   (c)                   (d)                  (e)
                                                    Options/SARs
                                Options/             Granted to
                                  SARs              Employees in        Exercise or Base        Expiration
Name                             Granted            Fiscal Year           Price ($/Sh)             Date
----                            --------            ------------        ----------------        ----------
Chief Executive Officer            -0-                   -0-                   0%

         The following table sets forth information with respect to the Chief Executive Officer concerning exercise of options during the last fiscal year and unexercised options and SARs held as of the end of the fiscal year:

         Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR


        (a)                        (b)                   (c)                   (d)                  (e)
        ---                        ---                   ---                   ---                  ---
                                                                                                 Value of
                                                                            Number of           Unexercised
                                                                           Unexercised         In-the-Money
                                                                          Options/SARs         Options/SARs
                                 Shares                                   at FY-end (#)        at FY-end (#)
                               Acquired on              Value             Exercisable/         Exercisable/
Name                          Exercise(#)            Realized($)          Unexercisable        Unexercisable
----                          ------------           -----------          -------------        -------------
Chief Executive Officer            -0-                   -0-                   -0-                  -0-



        The following table sets forth information with respect to the Chief Executive Officer concerning awards under long term incentive plans during the last fiscal year:

           Estimated Future Payouts under Non-Stock Price-Based Plans

        (a)                        (b)              (c)               (d)              (e)              (f)

                                                Performance
                                Number of        or other
                              Shares, units    Period Until
                                Or Other       Maturation or       Threshold         Target            Maximum
Name                          Rights (#)       Payout              ($ or #)         ($ or #)          ($ or #)
---------                     -------------    -------------       ---------        --------          --------
Chief Executive Officer            -0-              -0-               -0-              -0-               -0-


        Stock Option Plans

        The Company has not adopted any qualified plan for its employees or directors. The Company's Directors issue non-statutory options to consultants as deemed necessary and in the best interest of the stockholders.

        Indemnification of Directors and Officers

        The General Corporation Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification by the Company for liability arising out of certain actions. Additionally, the Company's Certificate of Incorporation provides that, to the fullest extent permitted by law, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for the breach of fiduciary duty as a director. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              CERTAIN TRANSACTIONS

        The BIORELEASE Reorganization

        By Agreements dated June 3, 1992 (collectively, the "Agreement"), the BIORELEASE agreed to acquire up to 100% of the then issued and outstanding shares of Common and Preferred Stock of the Company in exchange for approximately 3,030,149 Shares of BIORELEASE Common Stock (the "Reorganization"), plus certain contingent Shares. In August 1992, the Company, a California corporation, reincorporated in Delaware.

        Effective June 30, 1992, pursuant to the terms of the Agreement, the Company stockholders owning an aggregate of 4,342,037 shares of Company Common and/or Preferred Stock, exchanged these Shares for an aggregate of 2,463,711 Shares of BIORELEASE Common Stock (which represents approximately 47.9% of the BIORELEASE's issued and outstanding Shares). The "Exchange Ratio" was one Share of Company Common or Preferred Stock for .56741 BIORELEASE Shares of BIORELEASE Common Stock. An additional 240,085 Company Shares were subsequently exchanged for 136,225 BIORELEASE Shares (representing 49.2% of the BIORELEASE's issued and outstanding Shares when aggregated with the other Shares issued in the Reorganization). The remaining Company Common and Preferred shares (including Common shares issuable upon the exercise of certain options and warrants) were not exchanged. The Directors of BIORELEASE have set aside a restricted stock certificate representing 263,879 shares of BIORELEASE stock on behalf of these 465,058 Company shares held by minority Company shareholders.

        The Company

        Effective June 1991, the Company acquired FLS' assets including the Company Technologies in exchange for approximately $595,000 in payments of cash to and\or on behalf of FLS and through the assumption of specific FLS' liabilities. In addition, the Company issued 57,437 shares of its Common Stock directly to certain FLS creditors.

        The hemoglobin stabilization technology was acquired by FLS, without warranty, from the Trustee in Bankruptcy of Pacific Brotherhood Investment Corp. ("PBIC"). George Lofink, president and CEO of FLS, was an officer, director and principal stockholder of PBIC. The PBIC technology was acquired in exchange for $50,000 and the assumption of the costs (approximately $115,000 of funding PBIC's litigation against certain parties previously affiliated with PBIC ("the Erythro Litigation"). The Erythro Litigation was settled in December 1991. Pursuant to the settlement and subsequent negotiations, the plaintiffs therein relinquished any and all claims to the technology in return for $47,000, all of which has been paid.

        The drug release technology rights were initially licensed by FLS from Valcor Scientific Ltd. ("Valcor") in exchange for future royalty payments. In April 1992, Norman Eisner, Valcor's successor, agreed to cancel all future royalty payments and to assign to the Company the Valcor patents and technology for 327,500 shares of the Company's Common Stock. In addition, Mr. Eisner accepted 82,073 additional shares of the Company's Common Stock in lieu of $265,000 of the $350,000 minimum royalty payment called for under the license agreement. The remaining $85,000 was paid in July 1992, at which time title to the drug release technology rights was assigned to the Company. A percentage of the above discussed shares and funds were given to a former Valcor research consultant.

        In connection with the transfer of the Company Technologies to the Company and in settlement of the termination of FLS' employment agreements with its then president, George Lofink, and its then Secretary, Linda Carter, the Company has paid Mr. Lofink $5,000 and executed two notes aggregating $135,000 for services rendered under the employment agreement, and paid Ms. Carter $5,000, executed a note for $5,000 and issued 500 Shares for services rendered under the employment agreement. To date, the Company has paid approximately $128,332 on the two notes to Mr. Lofink (which includes the issuance of 13,333 Shares valued at $60,000) and has paid approximately $4,584 on the note to Ms. Carter (which includes the issuance of 834 Shares valued at $3,750). The Company also paid $131,386 and 1,200 Shares in legal fees incurred by Mr. Lofink in his defense of the Erythro Litigation.

        Prior to the Reorganization, the Company owed approximately $173,314 (consisting of $116,852 in loans, and $31,355 owed for services rendered, to its predecessor, FLS, which were assumed by the Company, and $25,107 in loans to the Company) to present and former officers and/or directors of the Company (including certain officers and/or directors of the Company) including Richard Schubert, who was owed an aggregate of $76,413. With the exception of $1,260, all of these liabilities were canceled prior to the reorganization in exchange for the issuance of an aggregate of 62,565 shares of the Company's Common Stock. All of these 62,565 Company shares were exchanged for 35,500 Shares of BIORELEASE Common Stock in the Reorganization.

        In December 1991, the Company issued 751,000 shares of Preferred Stock for gross proceeds of $375,500 in a private offering to qualified accredited investors.

        In April 1992, the Company issued 6,858 shares of its Common Stock for gross proceeds of $10,000 to an unaffiliated accredited investor.

        In August 1992, the Company changed its name to Biorelease Technologies, Inc. and its state of incorporation by merging into a newly formed Delaware corporation.

         The Asset Agreement effective June 30, 1999

         On April 1, 1999 and effective June 30, 1999, BIORELEASE entered into an Asset Agreement with R T Robertson Consultants, Inc. which was acting on behalf of itself and other creditors of BIORELEASE and the Company under which Robertson would acquire certain listed assets of the Company including 150,000 Genesis preferred shares held by the Company, 550,000 restricted Company common shares held in treasury, 175,000 restricted shares of reissued Company stock originally issued to creditors but not released, all rights to recovery from Genesis Capital Corp. under a recision action, and an option to acquire up to 60% of the stock interest in the Company held by the BIORELEASE (2,749,273) shares to be issued for debt offset at the then Company book value) all in exchange for forgiveness of $67,918 in debt owed by BIORELEASE and the Company plus an indemnity in the amount of $167,749 for outstanding trade creditors of both Companies. The bid price of the BIORELEASE shares on April 1, 1999 was $0.01 per share. As a result of the terms of this Asset Agreement, the Company was able to eliminate $242,276 in liabilities that will allow it to comply with the terms of the proposed Polar Molecular transaction for stock and assets then valued at $7,250. These shares to be spun off to the creditor group and to Officers and Directors (see next paragraph) cannot be resold for six months after the effective date of this registration statement at a price below $0.05 per share unless sold subject to this restriction.

         Special Stock Grant to Directors and Officers

         On October 1, 1999, as a part of the spin off, the Directors of BIORELEASE agreed to issue 900,000 Company shares held by BIORELEASE to Dr. Reeves for past service and continuing oversight of the Company relating to the filing of this registration statement and his continuing to serve as President and CEO through calendar year 2000. At the same time, 100,000 shares were issued to Director Schubert and 32,849 shares issued to Mr. McGuire for past and future services on behalf of the Company for the same period (total shares to be spun off to Officers and Directors - 1,032,849 shares). Each of these shares is subject to a six month lock up restriction (see next Sub-section - Holding Periods).


        Holding Periods

        Following the completion of this spin off, a total of 4,582,122 Company shares currently held by BIORELEASE (90.8 % of the outstanding Company shares) will be registered pursuant to the issue by BIORELEASE of (i) 800,000 of the Company's unrestricted shares to BIORELEASE stockholders and (ii) 3,782,122 shares issued subject to certain holding period and minimum bid price restrictions (see "Risk Factors-Depressive Effect of Potential Sales By Company Stockholders on Market Price of Common Stock" and "Shares Available for Future Sale; Possible Depressive Effect on Market Price"). These 4,582,122 fully diluted shares include 2,749,273 shares to be reissued to R T Robertson Consultants on behalf of itself and other creditors under the Asset Agreement plus 1,032,849 shares to be reissued to Officers and Directors for consulting services. These 3,782,122 shares in the dividend spin off, plus up to another 200,932 shares (25%) of the 800,000 to be spun off to the BIORELEASE stockholders owned by officers and directors and their families, will be subject to this specific six month holding period plus a minimum price of $.05 per share. The following summarizes the holding period (commencing upon the completion of this Registration) related to the public sale of these Shares: 180 day holding period following the completion of this Registration, with regard to the Shares subject to the 180 day holding period: all Shares may be publicly sold earlier provided the bid price of the Common Stock at that time is at least $0.05 per Share or are sold privately subject to this restriction.


        Principal Security holders

        R T Robertson Consultants, Inc. (Robertson), 340 Granite Street, Suite 200, Manchester, NH 03102, acting on behalf of certain creditors pursuant to an Asset Purchase Agreement with Biorelease Corp., will acquire at book value 2,279,273 shares currently held by BIORELEASE. (See Certain Transactions - previous section). Robertson Consultants, Inc. is a consulting business owned by family members of Dr. R. Bruce Reeves, President of the Company. Under the agreement, Robertson, on behalf of these creditors, received the interest BIORELEASE date of this registration statement is 2,890,939 shares representing
57.3 % of the 5,047,180 issued share held in a recision action against Genesis Capital Corp. On January 13, 2000 a Texas Court awarded recision of this transaction. Robertson, on behalf of these creditors, will receive an additional 90,000 shares of stock in the Company derived from this previous Genesis Capital interest in BIORELEASE. Robertson's participation in the creditor pool is approximately 73%. Taken together, including shares derived from its ownership of BIORELEASE stock, the maximum number of shares which could be issued to R. T. Robertson Consultants, Inc. as of the effective date of this registration statement is 2,890,939 shares representing 57.3 % of the 5,047,180 issued shares, a controlling interest in the Company.

        Sandra J Reeves, 754 Straw Hill, Manchester, NH 03104 owns 1,613,984 shares of Biorelease Corp. representing 107,599 shares of post spin off Biorelease Technologies, Inc. representing 2.1 % of total issued shares upon completion of this Registration. Mrs. Reeves is a stockholder in R. T. Robertson consultants, Inc. and controls ninety percent (90%) of R. T. Robertson Consultants, Inc.'s common stock. Mrs. Reeves is the spouse of Dr. R. Bruce Reeves, President of the company. The shares that Mrs. Reeves owns directly or beneficially, plus the shares owned by R. T. Robertson consultants, Inc. and the shares held by R. T. Robertson Consultants, Inc. as Trustee for certain creditors, along with the shares owned by Dr. Reeves represents 77.6% of the issued shares.


Name and                        Number of Share             Percent of
Address of                      Beneficially                Common Stock
Beneficial Owner                Owned*                      Outstanding(4)
----------------                ---------------             --------------
R. Bruce Reeves                 916,360 (1)(2)              18.2%

Kevin T. McGuire                 46,702 (1)(3)               0.9%

Richard F. Schubert             130,176 (1)                  2.6%

All Officers and
Directors as a Group
  (3 Persons)                   1,093,088(1)(2)(3)          21.7 %



* Except as indicated in the footnotes below, each person has sole voting and dispositive power over the Shares indicated.

(1) Includes 900,000 shares granted to Dr. Reeves, 100,000 shares granted to Richard F. Schubert & 32,849 shares granted to Kevin McGuire at October 1, 1999 by the Directors of BIORELEASE.


(2) Includes 1,207 Shares held individually by Dr. Reeves' wife, 12,870 Shares held in trust for Dr. Reeves jointly with his wife and 3,427 Shares held in trust for the benefit of Dr. Reeves. Dr. Reeves disclaims beneficial ownership of the Shares held individually by his wife.

(3) Includes 10,303 shares held by Mr. and Mrs. McGuire jointly with rights of survivorship.

(4)     Based upon 5,047,180 shares of common stock issued and outstanding.

                                 CAPITALIZATION

        Preferred Stock

        The company is authorized to issue five million (5,000,000) shares of Preferred Stock, $.001 par value per share. There is no Preferred Stock issued.

        Common Stock

        The Company is authorized to issue twenty million (20,000,000) Shares of Common Stock, $.01 par value per Share, of which 5,047,180 Shares are issued and outstanding as of the date of this Registration Statement. Each outstanding Share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the stockholders.

        The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, and if declared by the Board of Directors of the Company; (ii) are entitled to Share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one non-cumulative vote per Share on all matters on which stockholders may vote at all meetings of stockholders.

        All Shares of Common Stock which are the subject of this offering, when issued, will be fully paid for and non-assessable, with no personal liability attaching to the ownership thereof. The holders of Shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all directors of the Company if they so choose and, in such event, the holders of the remaining Shares will not be able to elect any of the Company's directors.

                                 DIVIDEND POLICY

        The payment by the Company of dividends, if any, in the future, rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, if any, its capital requirements and its financial condition, as well as other relevant factors. The Company has not declared any cash dividends since inception, and has no present intention of paying any cash dividends on its Common Stock in the foreseeable future, as it intends to use earnings, if any, to generate increased growth.

                                  LEGAL MATTERS

        The firm of John B. Lowy, P.C., 645 Fifth Ave., Suite 403, New York, New York 10022, Special Securities Counsel to the Company, has rendered an opinion regarding the validity of the securities offered hereby. The attorneys employed by John B. Lowy, P.C. beneficially own xx Shares of Common Stock of the Company. EXPERTS

                                     EXPERTS

        The Financial Statements of the Company included in this Registration Statement have been audited by Ferrari & Associates, P.C. independent certified public accountants, as stated in their opinion and upon the authority of that firm as experts in accounting and auditing. Berry Moorman P.C. served as special tax counsel for issuing a tax opinion for this registration. Berry Moorman P.C. also serves a counsel to Polar Molecular Corporation with whom BIORELEASE has agreed to merge. The Company has waived conflict of interest.

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                              FINANCIAL STATEMENTS

                             June 30, 1999 and 1998

                        With Independent Auditors' Report

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Biorelease Technologies, Inc.


We have audited the accompanying balance sheet of Biorelease Technologies, Inc. (a development stage enterprise) as of June 30, 1999 and 1998 and the related statements of operations, changes in stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. The financial statements of the Company from inception through June 30, 1998, have been audited by other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biorelease Technologies, Inc. as of June 30, 1999 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company is a development stage enterprise that, since its inception, has incurred operating losses, and the Company does not have sufficient working capital to support its future operations on an ongoing basis. Because of these factors, there is substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ferarri & Associates, P. C.
-------------------------------
Ferarri & Associates, P. C.
Litchfield, New Hampshire
December 29, 1999

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                                 Balance Sheets

                             June 30, 1999 and 1998

                                     ASSETS

                                                                  1999             1998
                                                                  ----             ----
Current assets

   Cash                                                       $           -     $          -
   Accounts receivable - trade                                            -            8,455
   Inventory                                                         16,366           18,434
   Prepaid expenses and other current assets                              -                -
                                                               ------------      -----------
           Total current assets                                      16,366           26,889
                                                               ------------      -----------

Equipment, net                                                        4,174                -
                                                               ------------      -----------

Other assets

   Intangible assets, net                                                 -           20,449
   Other                                                                  -              300
                                                               ------------      -----------
           Total other assets                                             -           20,749
                                                               ------------      -----------


















           Total assets                                       $      20,540     $     47,638
                                                               ============      ===========

--------------------------------------------------------------------------------
   The accompanying notes are an integral part of these financial statements.
                                       F-2

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

                                                                    1999             1998
                                                                    ----             ----
Current liabilities

   Accounts payable - trade                                   $            -    $      87,380
   Accounts payable - affiliate                                            -           16,787
   Accrued expenses                                                        -           25,402
   Current portion of notes payable - stockholders                         -           46,100
   Other current liabilities                                               -            1,549
                                                               -------------      -----------
           Total current liabilities                                       -          177,218
                                                               -------------      -----------

Notes payable - long-term portion                                          -           16,000
                                                               -------------      -----------

           Total liabilities                                               -          193,218
                                                               -------------      -----------

Commitments and contingencies (Note 5)

Stockholders' deficit

   Preferred stock - $.001 par value, 5,000,000 authorized
       and No shares issued                                                -                -
   Common stock of $.001 par value; 20,000,000 shares
       Authorized 5,047,180 shares issued and outstanding
       as of June 30, 1999 and 1998                                    5,047            5,047
   Additional paid-in capital                                      5,809,821        5,727,033
   Development stage accumulated deficit                          (5,794,328)      (5,877,660)
                                                               -------------      -----------
           Total stockholders' equity (deficit)                       20,540         (145,580)
                                                               -------------      -----------

           Total liabilities and stockholders'
              equity (deficit)                                $       20,540     $     47,638
                                                               =============      ===========

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)


                            Statements of Operations

                   Years Ended June 30, 1999 and 1998 and the

                Cumulative Period from Inception to June 30, 1999

                                                                    For the Year Ended June 30,     Period From
                                                                    ---------------------------     Inception to
                                                                      1999             1998         June 30, 1999
                                                                      ----             ----         -------------
Revenues

   Sales                                                          $      11,630  $       15,121  $         198,306
   Sponsored research                                                         -          47,154            333,673
   Grant revenues                                                             -               -             33,117
   Other income                                                                               -              1,500
                                                                   ------------   -------------   ----------------
        Total revenues                                                   11,630          62,275            566,596


Cost of revenues                                                          2,818           2,041             19,794
                                                                   ------------   -------------   ----------------
        Gross profit                                                      8,812          60,234            546,802
                                                                   ------------   -------------   ----------------

Costs and expenses

   Research and development                                                   -               -          2,558,041
   Purchased technology                                                       -               -            690,000
   General and administrative                                            87,715          20,674          2,442,092
   Cell culture operations                                                    -               -            601,116
                                                                   ------------   -------------   ----------------
        Total costs and expenses                                         87,715          20,674          6,291,449
                                                                   ------------   -------------   ----------------
        Income (loss) from operations                                   (78,903)         39,560         (5,744,447)
                                                                   ------------   -------------   ----------------

Other income (expense)

   Interest, net                                                         (4,173)         (4,742)           (57,442)
   Litigation costs                                                           -               -            (92,291)
   Offering costs                                                             -               -                  -
   Option compensation                                                        -               -
   Other income (expense)                                                   393               -            (15,456)
   Accelerated lease commitment cost                                          -               -           (315,000)
   Recognized loss for decline in value of investment                         -               -
   Gain (loss) on sale of equipment                                           -               -             64,216
   Income recognized on indemnified liabilities                         165,860                            165,860
   Income recognized on settlements                                         155               -            216,016
                                                                   ------------   -------------   ----------------
        Other expense, net                                             162,235           (4,742)           (34,097)
                                                                   ------------   -------------   ----------------

        Income (loss) before provision for income taxes and cumulative

                Effect of change in accounting principle                 83,332          34,818         (5,778,544)

Provision for income taxes                                                    -               -            479,224
                                                                   ------------   -------------   ----------------
   Income (loss) before cumulative effect of
      change in accounting principles                                    83,332          34,818         (6,257,768)
                                                                   ------------   -------------   ----------------
Cumulative effect of change in accounting principle                           -               -            463,440
                                                                   ------------   -------------   ----------------

Net Income (loss)                                                 $      83,332  $       34,818  $      (5,794,328)
                                                                   ============   =============   ================

Weighted average shares                                               5,047,180       5,047,180          4,493,673
                                                                   ============   =============   ================


Basic and diluted profit (loss) per share                         $        0.02  $         0.01  $           (1.29)
                                                                   ============   =============   ================

--------------------------------------------------------------------------------
   The accompanying notes are an integral part of these financial statements.
                                       F-4

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)


                       Statements of Stockholders' Deficit

                       Years Ended June 30, 1999 and 1998




                                              Common Stock
                                     -----------------------------                         Development
                                         Number                            Additional         Stage               Total
                                          of               Capital          Paid-in        Accumulated         Stockholders'
                                     Issued Shares         Amount           Capital          Deficit         Equity (Deficit)
                                     -------------         ------         -----------      -----------       ----------------

Balance June 30, 1997                  5,047,180    $      5,047      $  5,727,033        $  (5,912,478)      $   (180,398)
   Net income                                  -               -                 -               34,818             34,818
                                       ---------     -----------       -----------         ------------        -----------

Balance, June 30, 1998                 5,047,180           5,047         5,727,033           (5,877,660)          (145,580)
   Capitalization from parent                  -               -            82,788                    -             82,788
   Net income                                  -               -                 -               83,332             83,332
                                       ---------     -----------       -----------         ------------        -----------

Balance, June 30, 1999                 5,047,180    $      5,047      $  5,809,821        $  (5,794,328)      $     20,540
                                       =========     ===========       ===========         ============        ===========










--------------------------------------------------------------------------------
   The accompanying notes are an integral part of these financial statements.

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)


                            Statements of Cash Flows

                       Years Ended June 30, 1999 and 1998

              the Cumulative Period From Inception to June 30, 1999


                                                                                For the Year Ended June 30,        Period From
                                                                               ----------------------------        Inception to
                                                                                    1999         1998              June 30, 1999
                                                                                    ----         ----              -------------
Cash flows from operating activities

   Net income (loss)                                                             $ 83,332    $    34,818         $    (5,794,328)
   Adjustments to reconcile net loss to net cash provided (used) by operating
      Activities

       Depreciation and amortization                                               22,419         11,898                 247,738
       Cumulative effect of change in accounting principle                              -              -                (463,440)
       Gain (loss) on sale of assets                                                    -              -                 (38,704)
       Loss on extinguishment of debt                                                   -              -                  42,000
       Common stock issued in exchange for
           Services rendered                                                            -              -                   6,406
   (Increase) decrease in current assets:
           Accounts receivable                                                      8,455           (356)                      -
           Inventory                                                                2,068          1,247                 (16,366)
           Prepaid expenses and other current assets                                    -              -                       -
           Other receivables                                                            -              -                       -
           Other assets                                                               300              -                       -
           Deferred tax assets                                                          -              -                       -
   Increase (decrease) in current liabilities:                                          -              -                       -
           Accounts payable - trade                                               (87,380)        (4,295)                      -
           Accounts payable - affiliate                                           (16,787)       (16,787)                      -
           Accrued expenses                                                       (25,402)         5,950                       -
           Other current liabilities                                               (1,549)             -                       -
           Deferred income                                                              -        (20,000)                      -

           Other liabilities                                                            -              -                   1,212
                                                                                  -------       --------           -------------
                    Net cash provided by(used for) operating activities           (14,544)        12,475              (6,015,482)
                                                                                  -------       --------           -------------

Cash flows from investing activities

   Purchase of fixed assets                                                        (6,144)                              (337,201)
   Purchase of intangible assets                                                        -              -                 (86,337)

   Proceeds from sale of assets                                                         -              -                 189,742
                                                                                  -------       --------           -------------
                    Net cash provided by (used for) investing activities           (6,144)                              (233,796)
                                                                                  -------       --------           -------------

Cash flows from financing activities

   Advance from and amounts due to stockholders                                         -              -                 594,385
   Repayment of advances                                                                -              -                (159,975)
   Notes payable                                                                  (62,100)       (12,475)                      -
   Capitalization from parent                                                      82,788                              3,680,148
   Issuance of common stock                                                             -                              2,134,720
                                                                                  -------       --------           -------------
                    Net cash provided (used) by financing activities               20,688        (12,475)              6,249,278
                                                                                  -------       --------           -------------

                    Net increase (decrease) in cash                                     -              -                       -

Cash, beginning of year                                                                 -              -                       -
                                                                                  -------       --------           -------------

Cash, end of year                                                                $      -      $       -                       -
                                                                                  =======       ========           =============


--------------------------------------------------------------------------------
   The accompanying notes are an integral part of these financial statements.

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                               Notes to Statements

                             June 30, 1999 and 1998


Organization

Biorelease Technologies, Inc. is a development stage enterprise originally incorporated in California on February 6,1990 as FLS Acquisition Corp. to acquire and develop technologies and rights to technologies. In August 1992, the Company reincorporated in Delaware under the name Biorelease Technologies, Inc. The company's technologies consist of a hemoglobin stabilization technology and sustained drug release technology based on chondroitin sulfate. These technologies had been researched and developed by predecessors and unaffiliated persons over a four to six year period prior to their acquisition by the Company.

1. Summary of Significant Accounting Policies

       Basis of Presentation

       The financial statements are presented on the accrual basis of accounting in conformity with generally accepted accounting principles. Biorelease Corp., a publicly traded company (OTCBB-BRLZ) owns 90.8% of the Company and includes the financial statements of the Company in consolidated financial statements. These financial statements do not include the activities of Biorelease Corp and inter-company activities and balances are included in the accompanying financial statements.

       Use of Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Future Operations

       These financial statements have been presented on the basis that the Company is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As a development stage enterprise, the Company currently does not have sufficient available funds to support its technology development and related marketing efforts over any extended period of time. Because the Company has limited working capital, there is substantial doubt about its ability to continue as a going concern without additional capital and attainment of profitable operations. (See Note 5)

       Revenues

       Revenues from product sales are recorded when shipped.

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                               Notes to Statements

                             June 30, 1999 and 1998



1. Summary of Significant Accounting Policies (Continued)

       Inventory

       Inventory is stated at the lower of cost (first-in, first-out) or market. Management has recently re-tested each batch of biotech product in inventory and estimates the shelf life of its inventory to remain potent through June 30, 2002. The shelf life of the product beyond June 30, 2002 will be evaluated at that time, with the potential for an obsolescence write-down of inventory due to loss of biological activity.

       Equipment

       Equipment is stated at cost. Depreciation and amortization are provided using an accelerated method over the estimated useful lives of five to seven years. Repairs and maintenance are charged to expense when incurred. Any gain or loss resulting from the disposal of equipment is included in operations and the cost and related accumulated depreciation are removed from the respective account balances.

       Intangible Assets

       Intangible assets consist of costs incurred to obtain and maintain patents. During the fiscal year ending June 30, 1999 all remaining patent costs were written off reflecting the expiration or abandonment of all remaining patents.

       Income Taxes

       Deferred income taxes are recognized for the tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

       Income (Loss) Per Common Share

       Income (loss) per common share is computed using the weighted-average number of common shares outstanding during each period. The Company has nothing to dilute basic earnings per share calculation, therefore basic and diluted earnings per share are the same.

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                               Notes to Statements

                             June 30, 1999 and 1998



2. Equipment

       Equipment consisted of the following as of June 30:

                                                     1999              1998
                                                     ----              ----

           Equipment                              $     71,016      $          -
           Less accumulated depreciation                66,842                 -
                                                        ------         ---------

                                                  $      4,174      $          -
                                                         =====         =========

       Depreciation expense for the years ended June 30, 1999 and 1998 was $1,970 and $0 respectively.

3. Intangible Assets

       Intangible assets consisted of the following as of June 30:

                                                      1999               1998
                                                      ----               ----

           Patents                                 $     80,039     $   80,039
           Less accumulated amortization                 80,039         59,590
                                                    -----------      ---------
           Less accumulated amortization                      -         20,449
                                                    ===========      =========

       During fiscal year ended June 30, 1999 all patents were allowed to expire.

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                               Notes to Statements

                             June 30, 1999 and 1998



4. Notes Payable (Also see Note 1 and Note 5)

       Notes payable consisted of the following as of June 30:

                                                                                                      1999            1998
                                                                                                      ----            ----
            Stockholders
            ------------
            Unsecured  promissory  notes,  bearing  interest  at  9%,  due  date
               December 31, 1995.  These notes were  forgiven in exchange for an indemnity agreement with a related party.
               (See note 5)                                                                       $         -   $     46,100
            Other:

            Unsecured promissory note, quarterly payments of interest only.
            The balance was due July 1998.  This note is party to an indemnity
            agreement with a related party.  See note 5.                                                    -         16,000
                                                                                                   ----------     ----------



           Less current portion                                                                             -         46,100
                                                                                                   ----------     ----------


           Notes payable, excluding current portion                                               $         -    $    16,000
                                                                                                   ==========     ==========

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                               Notes to Statements

                             June 30, 1999 and 1998




5.     Commitments and Contingencies

       On July 26, 1999 Biorelease Corp (BIORELEASE) the Company's parent corporation, signed a definitive agreement under which BIORELEASE will merge with Polar Molecular Corporation, a Utah corporation ("PMC"). The proposed merger will be accounted for as a reverse merger, using the purchase method of accounting. As a result of the proposed merger, if completed, the name of BIORELEASE will be changed to "Polar Molecular Corporation" and the current management team of BIORELEASE will resign and be replaced by PMC's management team. The merger agreement provides, among other things, that BIORELEASE is to spin-off or otherwise dispose of its wholly owned subsidiary (and only operating company) Biorelease Technologies, Inc. Subsequent to or simultaneous with the proposed merger between BIORELEASE and POLAR, the Company will file a registration Statement under the Securities Act of 1933, on form S-1, to register the 4,582,122 shares of its common stock owned by Biorelease Corp.

       Since July 1, 1997, the Company has had no leased premises. A related party, without charge has provided office rental space.

       The Company does not carry product liability insurance.

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                               Notes to Statements

                             June 30, 1999 and 1998



6.       Income Taxes

       The Company has not filed federal or state tax returns for the years ended December 31, 1993, 1994, 1995, 1996, 1997 and 1998. There will be no federal tax liability for the years then ended. $4,700 of state business tax liabilities recorded as of June 30, 1998 were indemnified as part of the related party agreement entered into as of June 30, 1999. (See Note 10)

       For income tax filing purposes, the Company recognizes revenue and expenses on the accrual basis and its fiscal year-end is December 31.

       The net current and long-term deferred taxes consisted of the following components as of June 30:


                                                                          1999 Tax Effect
                                       ----------------------------------------------------------------------------------
                                                                        Asset                          Liability
                                                             ---------------------------        ------------------------
         Item                                Total           Current          Long-Term         Current        Long-Term
         ----                                -----           -------          ---------         -------        ---------

Net operating loss deduction               $ 868,949         $      -        $  868,949         $     -        $      -

Valuation allowance                         (868,949)               -          (868,949)             -             -
                                            --------          -------         ---------          ------         -------

                                           $       -         $      -        $        -         $     -        $      -
                                            ========          =======         =========          ======         =======



                                                                          1999 Tax Effect
                                       ----------------------------------------------------------------------------------
                                                                        Asset                          Liability
                                                             ---------------------------        ------------------------
         Item                                Total           Current          Long-Term         Current        Long-Term
         ----                                -----           -------          ---------         -------        ---------

Net operating loss deduction               $ 881,449         $      -        $  881,449         $     -        $      -

Valuation allowance                         (881,449)               -          (881,449)              -               -
                                            --------          -------         ---------          ------         -------

                                           $       -         $      -        $        -         $     -        $      -
                                            ========          =======         =========          ======         =======

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                               Notes to Statements

                             June 30, 1999 and 1998





6. Income Taxes (Concluded)

                                                            Valuation
                                                            Allowance
                                                           ----------
           Balance, June 30, 1997                          $ 886,672
               Net decrease                                   (5,223)
                                                            --------
           Balance June 30, 1998                           $ 881,449
               Net decrease                                  (12,500)
                                                            --------
           Balance June 30, 1999                           $ 868,949
                                                            ========

       A valuation allowance equivalent to 100% of the deferred tax asset has been established since it is more probable than not that the Company will not be able to recognize a tax benefit for the asset.

7. Equity

       Effective June 30, 1992,  the Company,  then named FLS  Acquisition  Corp
       (FLSA), exchanged substantially all of the outstanding common and preferred stock for common stock of OIA, Inc. (OIA). This reorganization was accounted for as a reverse acquisition of OIA by FLSA under the purchase method of accounting, as the shareholders of FLSA controlled the consolidated entity immediately following the reorganization. Subsequent to the transaction, the OIA, Inc. changed its name to Biorelease Corp. (BIORELEASE) and the Company (FLSA) changed its name to Biorelease Technologies, Inc. (BTI).

       The terms of the reorganization agreement between the FLSA and OIA called for the issuance of 2,845,436 shares of OIA, Inc. common stock in exchange for 5,014,780 shares of FLSA common stock, representing all of FLSA common stock issued and outstanding at the date of the reorganization. Currently, all but 465,058 shares of FLSA have been acquired. A certificate for 263,879 shares reflecting OIA, Inc.'s remaining obligations under the reorganization agreement has been issued to a trustee for the benefit of the minority shareholders of FLSA. The reorganization agreement also called for the issuance of up to 1,022,130 additional shares of BIORELEASE common stock, subject to the achievement of certain operating results in future years. The Company did not meet the requirements.

                          BIORELEASE TECHNOLOGIES, INC.

                        (A Development Stage Enterprise)

                               Notes to Statements

                             June 30, 1999 and 1998



8. Cash Flow Information


                                                                                    For the Year              Period From
                                                                                   Ended June 30,             Inception to
                                                                              ------------------------          June 30,
                                                                               1999              1998             1999
                                                                               ----              ----         -----------
       Cash paid for interest or stocks issued
        in lieu of cash                                                    $         0       $         0       $ 57,422

       Non-cash investing and financing activities were as follows:
                Liabilities repaid through issuance
                    of common stock                                                  0                 0          6,406

9. Related Party Transactions

       On October 4, 1996, R. Bruce Reeves resigned as a member of the Board of Directors, President, and Chief Executive Officer of the Company. Effective April 1, 1996, the Company engaged a consulting firm, controlled by a Reeves' family member, to perform the executive duties of the Company. The Company paid $0 in contractual fees for these services in years ended June 30, 1999 and 1998. In February 1998, the Company's Board of Directors appointed Mr. Reeves as acting President to manage ongoing business activities of the Company.

       As of June 30, 1998, the Company was indebted $15,000 to this related party. The indebtedness bore no interest and had been deferred for a period of three years. As of June 30, 1999, the Company and this related party reached an agreement under which the related party, on behalf of itself and other creditors of the Company, received an option for one year to acquire up to 60% of the Company at the then book value in exchange for (i) forgiving $15,000 in debt owed by the Company to the related party, (ii) indemnification by the related party for an additional $165,860 in liabilities plus (iii) rights to offset exercise price against outstanding indebtedness for certain outstanding options.

10.    Disclosure About Fair Value of Financial Instruments

       The Company's financial instruments consist of inventory and accounts payable, affiliate. The carrying value of all instruments approximates their fair value.

                                     PART II

               INFORMATION NOT REQUIRED IN REGISTRATION STATEMENT

Item 13.  Other Expenses of Issuance and Distribution *

---------------------------------------
* All printing, mailing and distribution costs have been agreed to be paid by Polar Molecular Corporation as part of the Proxy mailing for approval of the Polar / Biorelease merger. Only NASD filing fees and transfer agent's fees estimated at less than $10,000 are expected to be incurred by the Company

Item 14.  Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith. Additionally, Article "8" to the Company's Certificate of Incorporation provides as follows:

      "To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director."

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      Item 16.  Exhibits and Financial Statement Schedules

a.  Exhibits

      The Exhibits filed with the Registration Statement are as follows:

       3.a   Certificate of Incorporation of Company
       3.b   Certificate of Merger
       3.c   By-Laws of Company
       16.a  Accountants' Letter
       21.a  Specimen of Common Stock Certificate

b.  Financial Statement Schedules

             All schedules have been omitted because they are inapplicable or not required, or the information is included elsewhere in the financial statements or notes thereto.

Item 17. Undertakings

      (1) The Company hereby undertakes to provide certificates in such denominations and registered in such names as required to permit prompt delivery to each recipient.

      (2) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (3) Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1933, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission hereafter adopted pursuant to authority conferred in that section.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the State of New Hampshire, City of Manchester on the 4th day of February, 2000

                            BIORELEASE TECHNOLOGIES, INC.



                                   By  /s/ R. Bruce Reeves
                                       --------------------
                                       R. Bruce Reeves, President,

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURES                           TITLE                    DATE
----------                         ---------              ------------

/s/ R. Bruce Reeves
-------------------------
R. Bruce Reeves                    Director               February 4, 2000



/s/ Kevin McGuire
-------------------------
Kevin McGuire                      Treasurer and          February 4, 2000
                                   Chief Accounting
                                   Officer


/s/ Richard F. Schubert
-------------------------
Richard F. Schubert                Director               February 4, 2000